Exhibit 99.2

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

BY AND AMONG

GAN LIMITED,

VINCENT GROUP PLC,

THE SHAREHOLDERS OF VINCENT GROUP PLC,

AND

THE SELLERS’ REPRESENTATIVE

Dated as of November 15, 2020

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of November 15, 2020 (the “Execution Date”), by and among GAN Limited, a Bermuda public limited company (the “Buyer”), Vincent Group p.l.c., a Malta public limited liability company (the “Company”), the holders of Shares and other equity interests in the Company and option holders of StayCool whose signatures appear on this signature page of this Agreement or a subsequent joinder to this Agreement (each a “Seller” and collectively the “Sellers”), and Lars Carl Fabian Qvist (the “Sellers’ Representative”), with respect to the following facts:

A. The Buyer desires to acquire the Company and has agreed to commence an exchange offer (the “Offer”) to the Sellers to acquire all of the outstanding shares of the Company (“Shares”) and all other outstanding equity interests of the Company and various options in StayCool (“Equity Rights”), including without limitation, unallocated subscriptions to purchase shares, and vested and unvested options to purchase shares in the Company and vested and unvested options to purchase shares in StayCool (Shares and Equity Rights collectively “Equity Securities”), on the terms and conditions set forth in this Agreement.

B. The board of directors of each of the Company and the Buyer has approved this Agreement and the Contemplated Transactions, including the Offer.

C. Capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 10.02.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

Article 1
EXCHANGE OF SHARES

Section 1.01 The Exchange Offer. As promptly as practicable after the Execution Date, the Buyer will commence the Offer to acquire all of the Equity Securities in exchange for newly issued ordinary shares of the Buyer and cash in the amounts set forth below, excluding the Company Rollover Options and StayCool Rollover Options that will be rolled over to the Buyer’s option program. The Offer shall be made by means of an exchange offer that describes the terms and conditions of the Offer as set forth in this Agreement. The exchange offer will include a form for acceptance of the Offer including a signature page or joinder to this Agreement. In connection with the Offer, the Company shall promptly as practicable furnish the Buyer with a copy of the register of members and any other available listings, containing the names and addresses of the holders of the Equity Securities to the extent necessary for the Offer, and shall promptly as practicable furnish the Buyer with such information and assistance as the Buyer may reasonably request for the purpose of communicating the Offer to the holders of Equity Securities. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer shall accept and pay for all Equity Securities validly tendered by Sellers’ pursuant to the Offer and the terms of this Agreement.

Section 1.02 Purchase Price. The purchase price for all of the Equity Securities, excluding the Company Rollover Options and StayCool Rollover Options, shall be €149,100,000.00 (the “Base Purchase Price”), plus or minus the adjustments thereto in accordance with this Agreement (the Base Purchase Price, as adjusted herein, the “Purchase Price”).

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Section 1.03 Payment of Purchase Price; Closing Payments.

(a) On the Closing Date, the Buyer shall:

(i) pay the Estimated Closing Company Transaction Expenses in such amounts and to such accounts as specified by the Company by written notice given to the Buyer no less than two (2) Business Days prior to the Closing Date; provided, however, that in the case of any Estimated Closing Company Transaction Expenses owed to employees of the Group Companies, Buyer shall contribute such amounts to each Group Company, as applicable, upon the Closing and cause such Group Company to pay such amounts (less applicable withholding and any Taxes required to be paid by such Group Company with respect thereto) to the applicable employees immediately following the Closing;

(ii) pay the Estimated Closing Indebtedness in such amounts and to such accounts as specified in payoff letters delivered by the holders thereof to the Buyer no less than two (2) Business Days prior to the Closing Date;

(iii) pay the Sellers’ Representative the Sellers’ Representative Escrow Amount; and

(iv) pay to the Sellers or the Sellers’ Representative for the benefit of the Sellers, the Purchase Price, in accordance with Section 1.03(b).

(b) The aggregate Purchase Price shall be paid as follows:

(i) an amount equal to €80,000,000.00 plus the Net Estimated Adjustment Amount, minus the Sellers’ Representative Escrow Amount shall be paid to the Sellers’ Representative for further payment to the Sellers, in cash by wire transfer of immediately available funds to the accounts as directed by the Company prior to the Closing (the “Cash Purchase Price”);

(ii) an amount equal to €69,100,000.00 shall be paid to Sellers through the delivery of newly issued ordinary shares of the Buyer (the “GAN Shares”).

(c) The GAN Shares shall be valued on the basis of lower of: (i) €14.51 per share or (ii) the lowest per share price in the Equity Financing or Alternate Financing, subject to customary adjustments for corporate stock transactions such as a stock split. The per share price for the GAN shares shall be converted from U.S. dollars to Euros on the basis of $1.18 to €1.00.

Section 1.04 Allocation of Purchase Price. Each Seller shall be entitled to their pro rata portion of the Purchase Price, allocable to such holder in respect of the number of Equity Securities held by such Seller (the “Per Share Price”). For holders of Equity Rights, the Per Share Price will be paid net of the amount of any exercise price or unpaid subscription for their Equity Securities as set forth in Section 1.05. The portion of the Cash Purchase Price and the GAN Shares allocable to each Seller is set forth on Section 1.04 of the Disclosure Schedules (the “Pro Rata Allocation”), with such spreadsheet referred to as the “Consideration Spreadsheet”. The Company shall update the Consideration Spreadsheet at least two (2) Business Days prior to the Closing. Notwithstanding anything to the contrary contained herein, the holders of the Company Rollover Options and StayCool Rollover Options will be considered Sellers; provided, however, such holders of the Company Rollover Options and the StayCool Rollover Options will not receive the Per Share Price but will instead be entitled only to receive new options as set forth in Section 1.05(a)(iii) and Section 1.05(b)(iii).

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Section 1.05 Treatment of Equity Rights.

(a) The Company has issued options to the employees, members of directing bodies and/or contractors of the Group Companies (the “Company Options”), which will be treated as follows:

(i) Holders of options to the purchase Shares which are vested and have been held for more than three years from the grant date (“Company A Options”) shall be required to exercise their Company A Options in exchange for their Pro Rata Allocation as set forth on Section 1.04 of the Disclosure Schedules, the Consideration Spreadsheet, provided that the exercise price for each holder’s Company A Option shall be deducted first from the Cash Purchase Price payable to such holder and thereafter by offset against the GAN Shares issuable to such holder, up to the maximum amount of the applicable holder’s aggregate exercise price.

(ii) Holders of options to the purchase Shares which are vested and/or are expected to be vested by January 31, 2021, and have not been held for more than three years from the grant date (“Company B Options”) shall be required to exercise their Company B Options in exchange for their Pro Rata Allocation as set forth on Section 1.04 of the Disclosure Schedules, provided that the exercise price for each holder’s Company B Option shall be deducted first from the Cash Purchase Price payable to such holder and thereafter by offset against the GAN Shares issuable to such holder, up to the maximum amount of the applicable holder’s aggregate exercise price, and provided further that the Sellers’ Representative may withhold all or a portion of the Cash Purchase Price to the Company pursuant to Section 1.06 to facilitate the Company’s ability to pay any required withholding Taxes.

(iii) Holders of options to the purchase Shares which are unvested (“Company Rollover Options”) shall receive a replacement option from the Buyer or the Buyer shall assume the Company Rollover Options, but amend the exercise price and the number of shares issuable upon exercise of the option on the basis of following ratio: one (1) Share is replaced the number of GAN Shares as determined by the Company prior to Closing taking into account the relative market cap of the Buyer and the Purchase Price of the Company and the Per Share Price and the exercise price of such Company Rollover Options. Except for the amendment of the exercise price and shares, the rollover options will, to the extent practical and in compliance with Law, preserve vesting and all other terms and benefits of the Company Rollover Options for such option holder.

(iv) At least two (2) Business Days before the Closing, the Company shall update the Consideration Spreadsheet to accurately reflect the information at that time.

(b) StayCool has issued options to the employees, members of directing bodies and/or contractors of the Group Companies (the “StayCool Options”), which will be treated as follows:

(i) Holders of options to the purchase StayCool equity which are vested and have been held for more than three years from the grant date (“StayCool A Options”) shall be required to exercise their StayCool A Options in exchange for a Pro Rata Allocation (on the basis of the conversion into Shares) as set forth on Section 1.04 of the Disclosure Schedules, provided that the exercise price for each holder’s StayCool A Option shall be deducted first from the Cash Purchase Price payable to such holder and thereafter by offset against the GAN Shares issuable to such holder, up to the maximum amount of the applicable holder’s aggregate exercise price.

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(ii) Holders of options to the purchase StayCool equity which are vested and/or are expected to be vested by January 31, 2021, and have not been held for more than three years from the grant date (“StayCool B Options”) shall be required to exercise their StayCool B Options in exchange for their Pro Rata Allocation (on the basis of the conversion into Shares) as set forth on Section 1.04 of the Disclosure Schedules, provided that the exercise price for each holder’s StayCool B Option shall be deducted first from the Cash Purchase Price payable to such holder and thereafter by offset against the GAN Shares issuable to such holder, up to the maximum amount of the applicable holder’s aggregate exercise price, and provided further that the Sellers’ Representative may withhold all or a portion of the Cash Purchase Price to the Company pursuant to Section 1.06 to facilitate the Company’s ability to pay any required withholding Taxes.

(iii) Holders of options to the purchase StayCool equity which are unvested (“StayCool Rollover Options”) shall receive a replacement option from the Buyer or the Buyer shall assume the StayCool Rollover Options, but amend the exercise price and the number of shares issuable upon exercise of the option on the basis of following ratio: one (1) euro nominal value of StayCool share is replaced with the number of GAN Shares as determined by the Company prior to Closing taking into account the relative market cap of the Buyer and the Purchase Price of the Company and the Per Share Price and the exercise price of such StayCool Rollover Options. Except for the amendment of the exercise price and shares, the rollover options will, to the extent practical and in compliance with Law, preserve vesting and all other terms and benefits of the StayCool Rollover Options for such option holder.

(c) The Company and the Buyer will perform all action necessary to achieve the exercise or cancellation of the Company A Options, Company B Options, StayCool A Options and StayCool B Options in accordance with Section 1.05(a) and Section 1.05(b) above. The Company and the Buyer will perform all action necessary to achieve the exercise rollover of the Company Rollover Option and StayCool Rollover Options as specified so that any and all contracts and other documents required to execute the rollover shall enter into force simultaneously with Closing.

(d) With respect to the subscribers who own Rights to Paid Shares, the Parties agree to treat the Shares subject to such Rights to Paid Shares as Issued Shares for purposes of determining the consideration to be received for such Rights to Paid Shares without having to issue the Shares before the Closing.

Section 1.06 Tax Withholding. Notwithstanding any other provision in this Agreement to the contrary, the Buyer, the Company, and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise owed pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the provision of applicable national, state, or local Tax Laws. Such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.

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Article 2
PURCHASE PRICE ADJUSTMENTS

Section 2.01 Definitions. As used herein:

(a) “Accounting Principles” means the accounting methods, practices, principles, policies and procedures of the Group Companies as reflected in the Financial Statements (as defined below) and set forth on Section 2.01(a) of the Disclosure Schedules.

(b) “Cash on Hand” means, as of any time, the aggregate cash and cash equivalents balance of the Group Companies, including (i) all account balances in credit institutions; (ii) outstanding receivable balances and available for use balances with credit institutions, e-wallet service providers and other payment service providers; (iii) security deposits and rolling reserve balances with payment service providers; (iv) cash in transit between any accounts set forth in this Section 2.01(b) (i) to (iii); provided, however, that Cash on Hand shall be reduced by the amount of all outstanding checks on draft of the Group Companies that are issued or outstanding at such time, but only to the extent not counted as a current liability in the calculation of Estimated Closing Working Capital or Closing Working Capital; provided, further, that Cash on Hand shall be calculated net of any Customer Liability. The Cash on Hand held in other currency than euro shall be converted to euros using the official rate of the European Central Bank at the Closing Date.

(c) “Closing Cash on Hand” means the Cash on Hand as of the Effective Time, but disregarding any changes in Cash on Hand between the Execution Date and the Effective Time as a result of (i) actions taken at the direction of the Buyer in connection with integration planning or outside the ordinary course of business or (ii) purchase accounting adjustments or other changes arising from or resulting as a consequence of the Contemplated Transactions.

(d) “Closing Company Transaction Expenses” means Company Transaction Expenses that remain unpaid as of immediately prior to the Closing.

(e) “Closing Indebtedness” means, without duplication and determined on a consolidated basis, the obligations of the Group Companies outstanding and unpaid immediately prior to the Closing (excluding any undrawn amounts under credit lines or revolving (or similar) credit facilities, and excluding any indemnification or contingent obligations not then owing) under any Indebtedness.

(f) “Closing Working Capital” means the Working Capital as of the Effective Time, but disregarding any changes in Working Capital between the Closing and the Effective Time as a result of (i) actions taken at the direction of the Buyer outside the ordinary course business or (ii) purchase accounting adjustments or other changes arising from or resulting as a consequence of the Contemplated Transactions.

(g) “Company Transaction Expenses” means, in each case, to the extent not paid prior to Closing (i) any sale bonuses, change in control bonuses, retention bonuses, severance or similar payments that become payable upon, by reason of or in connection with, the consummation of the Contemplated Transactions, (ii) all fees, costs, charges and expenses of the Group Companies incurred in connection with the negotiation of this Agreement, the performance of the Group Companies’ obligations hereunder up to and including the Closing Date and the preparation for and the consummation of the Contemplated Transactions, including any investment banking, accounting, attorney or other professional fees, excluding any fees, costs, charges and expenses of the Group Companies taken on solely at the request of the Buyer or due to the requirements applicable to the Buyer, and (iii) the employer portion of any payroll, social security, unemployment or other employer Taxes associated with the amounts payable under clauses (i) and (ii) above, to the extent such Taxes have accrued for U.S. federal income tax purposes on or before the Closing Date, whether payable on the Closing Date or at a later time.

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(h) “Customer Liability” means liabilities owed to the customers of the Company’s and/or Subsidiaries’ of the Company online gaming and online betting business, including but not limited to customer balances, pending payouts (including payouts requested by the customers but not yet approved by the Company or the relevant Subsidiary of the Company, as the case may be), pending sports bets (including unresulted sportsbook bets), poker tournament buy-ins, local jackpot liability (including maximum possible winnings in jackpot games, where winnings are funded solely by the Group Companies) and payback booster liability.

(i) “Target Working Capital” means negative Nine Hundred Thousand Euros (- €900,000).

(j) “Working Capital” means an amount equal to the consolidated current assets (other than Cash on Hand) minus the consolidated current liabilities (other than Closing Indebtedness, Customer Liability and Closing Company Transaction Expenses) of the Group Companies determined in accordance with the Accounting Principles, but subject to the adjustments set forth in Section 2.01(j) -A of the Disclosure Schedules. For illustration only, Section 2.01(j) -B of the Disclosure Schedules sets for the calculation of Working Capital as of the date therein indicated. The Parties agree to calculate the Working Capital as of the Effective Time in the same manner and using the same principles outlined in the sample calculation. For purposes of this Agreement, the consolidated current liabilities shall not include any obligations for any office leases.

Section 2.02 Closing Estimates; Net Estimated Adjustment Amount.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a written statement (the “Estimated Closing Statement”) that shall include a good faith estimated consolidated balance sheet of the Group Companies as of the Effective Time prepared in accordance with the Accounting Principles, a calculation of the Net Estimated Adjustment Amount, and good faith estimates of the following:

(i) the Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”);

(ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”);

(iii) the Closing Cash on Hand (the “Estimated Closing Cash on Hand”); and

(iv) the Closing Working Capital (the “Estimated Closing Working Capital”).

(b) The “Net Estimated Adjustment Amount” shall be equal to zero:

(i) minus the Estimated Closing Company Transaction Expenses;

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(ii) minus the Estimated Closing Indebtedness;

(iii) plus the Estimated Closing Cash on Hand;

(iv) minus the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.

For the avoidance of doubt, if the Estimated Closing Working Capital exceeds the Target Working Capital, there is no upward adjustment to the Purchase Price for this amount because it is anticipated that the Closing Working Capital will be a negative number.

(c) The Estimated Closing Statement shall include reasonable supporting detail for each estimate contained therein. The Group Companies shall provide the Buyer and its representatives reasonable access, in a manner that does not unreasonably interfere with the conduct of the Group Companies’ business, to the relevant books and records, offices, other facilities and properties and representatives of the Group Companies as may be reasonably requested by the Buyer to review the Estimated Closing Statement. The Company shall consider in good faith any comments to the Estimated Closing Statement proposed by the Buyer in good faith prior to Closing.

Section 2.03 Post-Closing Determination.

(a) Within ninety (90) days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers’ Representative a written statement (the “Closing Statement”) that shall include a consolidated balance sheet of the Group Companies as of the Effective Time prepared in accordance with the Accounting Principles, a calculation of the Net Adjustment Amount, and a calculation of the following:

(i) the Closing Company Transaction Expenses;

(ii) the Closing Indebtedness;

(iii) the Closing Cash on Hand; and

(iv) the Closing Working Capital.

(b) Promptly following the Buyer’s delivery of the Closing Statement to the Sellers’ Representative, the Buyer shall provide the Sellers’ Representative and its representatives and former officers and directors of the Company with reasonable access to the relevant books and records, offices, other facilities and properties, representatives and employees of the Group Companies for the purpose of facilitating the Sellers’ Representative’s review of the Closing Statement. The Buyer shall continue providing such access throughout the thirty (30) day period following the Buyer’s delivery of the Closing Statement to the Sellers’ Representative (the “Review Period”) and throughout the Resolution Period, if any, and the period of the Accounting Expert’s review hereunder, if any. The Closing Statement shall become final and binding on the last day of the Review Period, unless prior to the end of the Review Period, the Sellers’ Representative delivers to the Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any and all items in dispute as to the amounts set forth in the Closing Statement. The Sellers’ Representative shall be deemed to have agreed with all items and amounts in the Closing Statement not referenced in a Notice of Disagreement provided prior to the end of the Review Period unless the Sellers’ Representative obtains new information during the Review Period that indicates that the Closing Statement is incorrect.

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(c) During the thirty (30) day period following delivery of a Notice of Disagreement by the Sellers’ Representative to the Buyer (the “Resolution Period”), such parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the amounts as specified therein. Any disputed items resolved in writing between the Sellers’ Representative and the Buyer within the Resolution Period shall be final and binding on the parties for all purposes hereunder. If the Sellers’ Representative and the Buyer have not resolved all such differences by the end of the Resolution Period, the Sellers’ Representative and the Buyer shall submit, in writing, such remaining differences to the Malta office of the Accounting Expert. The “Accounting Expert” shall be Grant Thornton or, in the event that it is not available or is unable to serve, an independent internationally recognized accounting firm selected by mutual agreement of the Buyer and the Sellers’ Representative.

(d) The parties shall arrange for the Accounting Expert to agree in its engagement letter to act in accordance with this Section 2.03(d). Each party shall make readily available to the Accounting Expert all relevant books and records within such party’s control reasonably requested by the Accounting Expert. The Buyer and the Sellers’ Representative shall each present a written summary to the Accounting Expert (which written summary shall also be concurrently provided to the other party) within twenty (20) days of the appointment of the Accounting Expert detailing such party’s views as to the correct nature and amount of each item remaining in dispute from the Notice of Disagreement (and for the avoidance of doubt, no party may introduce a dispute to the Accounting Expert that was not originally set forth on the Notice of Disagreement). The Accounting Expert shall have the opportunity to present written questions to either party, a copy of which shall be provided to the other party at the same time. There shall be no ex parte communications between any party (or its representatives), on the one hand, and the Accounting Expert, on the other hand, relating to any disputed matter and unless requested by the Accounting Expert in writing, no party may present any additional information or arguments to the Accounting Expert, either orally or in writing (other than the written summaries referenced above). The Accounting Expert shall consider only those items and amounts in the Sellers’ Representative’s and the Buyer’s respective calculations that are identified as being items and amounts to which the Sellers’ Representative and the Buyer have been unable to agree. In resolving any disputed item, the Accounting Expert shall select either the position of the Buyer or the Sellers’ Representative as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Accounting Expert shall make a written determination within sixty (60) days of its appointment as to each such disputed item, which determination shall be final and binding on the parties for all purposes hereunder absent manifest mathematical error or manifest disregard for the provisions of this Section 2.03 (and, in the event of such manifest error or disregard, the written determination shall be referred back to the Accounting Expert to correct the same).

(e) The fees and expenses of the Accounting Expert shall initially be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers; provided, however, that all such fees and expenses shall ultimately be borne by the Buyer, on the one hand, and the Sellers, on the other, in inverse proportion as they may prevail on the matters resolved by the Accounting Expert, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute as originally set forth in the Notice of Disagreement and shall be calculated by the Accounting Expert.

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Section 2.04 Payment.

(a) The “Net Adjustment Amount” shall equal zero:

(i) minus the amount, if any, by which the Closing Company Transaction Expenses exceed the Estimated Closing Company Transaction Expenses;

(ii) plus the amount, if any, by which the Estimated Closing Company Transaction Expenses exceed the Closing Company Transaction Expenses;

(iii) minus the amount, if any, by which the Closing Indebtedness exceeds the Estimated Closing Indebtedness;

(iv) plus the amount, if any, by which the Estimated Closing Indebtedness exceeds the Closing Indebtedness;

(v) minus the amount, if any, by which the Estimated Closing Cash on Hand exceeds the Closing Cash on Hand;

(vi) plus the amount, if any, by which the Closing Cash on Hand exceeds the Estimated Closing Cash on Hand;

(vii) minus the amount, if any, by which the Estimated Closing Working Capital exceeds the Closing Working Capital.

For the avoidance of doubt, if the Closing Working Capital is greater than the Estimated Closing Working Capital, then there will be no upward adjustment to the Purchase Price for this amount. Notwithstanding anything to the contrary contained herein, in the event the Closing Working Capital is greater than $0, then the Purchase Price shall be increased by an amount equal to the amount by which the Closing Working Capital exceeds $0.

(b) If the Net Adjustment Amount as finally determined in accordance with Section 2.03 is a positive amount, then within three (3) Business Days of such final determination, the Buyer shall pay to the Sellers’ Representative, for the benefit of the Sellers (in accordance with their Pro Rata Allocations), by wire transfer of immediately available funds, an amount equal to the Net Adjustment Amount.

(c) If the Net Adjustment Amount as finally determined in accordance with Section 2.03 is a negative amount, then within ten (10) Business Days of such final determination, the Sellers’ Representative, on behalf of the Sellers (in accordance with their Pro Rata Allocations) shall pay to the Buyer an amount equal to the Net Adjustment Amount. In no event shall any Seller be responsible for any amounts in excess of its Pro Rata Allocation of any payments due to Buyer under this Section 2.04.

(d) In no event will any amount included in the calculation of Closing Company Transaction Expenses, Closing Indebtedness, Closing Cash on Hand, or Closing Working Capital be included in any such other calculations to the extent doing so would result in double counting.

(e) Any adjustments made pursuant to this Section 2.04 shall be deemed adjustments to the Purchase Price.

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Article 3
REPRESENTATIONS AND WARRANTIES
OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to the Buyer as follows:

Section 3.01 Organization and Good Standing. If such Seller is not a natural person, then such Seller is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 3.02 Authorization. Such Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to perform his, her or its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of the Buyer and the other parties hereto, constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 3.03 No Conflict. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the Contemplated Transactions do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability company operating agreement or similar organizational document of such Seller; (b) contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to such Seller; or (c) result in the creation or imposition of any Lien on the Equity Securities owned by such Seller except for Permitted Liens.

Section 3.04 No Filings or Consents. The execution, delivery and performance of this Agreement by such Seller and the consummation of the Contemplated Transactions by the Seller do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority.

Section 3.05 Title to Shares. Such Seller is the record owner of and has good and valid title to the Equity Securities it is transferring under this Agreement, free and clear of all Liens other than Permitted Liens (except for Company Options and StayCool Options, which are subject to Liens arising from the terms of such option agreements). Such Equity Securities constitute 100% of such Sellers’ equity interest in the Company, other than any Company Rollover Options or StayCool Rollover Options.

Section 3.06 Investment in GAN Shares. Such Seller is acquiring the GAN Shares as principal for its own account. Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the GAN Shares or passed upon or endorsed the merits of the GAN Shares, or this Agreement or any of the other documents relating to the Contemplated Transactions. Such Seller understands that the GAN Shares are being issued subject to such Seller’s agreement to the lock-up provisions described in this Agreement and may not be directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless and until the provisions of that lock-up agreement expire or are terminated.

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Section 3.07 Compliance with Laws. Such Seller has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the Offer and the exchange for the GAN Shares, including any income tax or other Tax consequences, if any, that may be relevant to the exchange, acquisition, holding, sale or transfer of the GAN Shares. Such Seller is not, and has not been in the past five (5) years, an individual or entity subject to, or owned or controlled by a person that is subject to sanctions administered or enforced by the U.S. government, including the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce’s Entity List or Denied Persons List, the United Nations Security Council or other relevant sanctions authority. Such Seller is resident in the country listed on the shareholder registry or other records of the Company. Such Seller is not, and has not been in the past five (5) years, located, organized, or resident in a country or territory that is the subject of such sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria.

Section 3.08 Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of such Seller is or will be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon agreements made by or on behalf of such Seller.

Article 4
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedules delivered herewith by the Company to the Buyer (the “Disclosure Schedules”) (which disclosures shall modify and qualify the applicable section, subsection or clause of this Article 4 against which they are disclosed and any other section, subsection or clause to the extent that it is clear on its face, upon a reading of the disclosure together with the corresponding representation and warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section, subsection or clause), the Company hereby represents and warrants to each of the Buyer as follows:

Section 4.01 Organization and Good Standing.

(a) The Company is a public limited liability company duly organized, validly existing and in good standing under the laws of Malta and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to own or lease its properties and assets and to carry on its business as currently conducted.

Section 4.02 Subsidiaries.

(a) Each of the Subsidiaries of the Company are set forth in Section 4.02 of the Disclosure Schedules, including the name, jurisdiction of incorporation, authorized and outstanding or issued share capital or other equity interests, and the record and beneficial owners of its equity interests.

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(b) Except for the StayCool Options, all the issued or outstanding shares of capital or capital stock of, or other equity or voting interests in, each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens, and are duly authorized, validly issued, fully paid and non-assessable.

(c) Except for the StayCool Options, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares, capital stock or equity interest in any Subsidiary or obligating any Subsidiary of the Company to issue or sell any shares, capital stock or any other equity interest in such Subsidiary.

(d) Other than the organizational documents of each Subsidiary, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or equity interests in any Subsidiary.

(e) Except for the shares or capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person, and the Company is not under any current or prospective obligation to form, participate in, provide funds to, or provide a guaranty or credit enhancement or assume any liability of obligation of any Person.

Section 4.03 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the Buyer and the other parties hereto (other than the Company), constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 4.04 No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association or similar organizational document of the Company or any Subsidiary of the Company; (b) contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company or any Subsidiary of the Company; (c) result in the creation or imposition of any Lien on the Shares or any asset of the Company or any of its Subsidiaries (other than Permitted Liens), with such exceptions, in the case of each of clauses (b) and (c) of this Section 4.04, that would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Contemplated Transactions.

Section 4.05 No Filings or Consents. Except as disclosed on Section 4.05 of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of the Company to consummate the Contemplated Transactions.

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Section 4.06 Capitalization.

(a) The authorized capital of the Company consists of one million (1,000,000.00) euro divided into forty million (40,000,000.00) ordinary shares of zero point zero two five (0.025) euro each. A total of eight million seven hundred seventy nine thousand seven hundred seventy (8,779,770.00) Shares are issued (the “Issued Shares”). The Company holds no Shares in treasury.

(b) In addition to the Issued Shares, as at the Execution Date: (A) certain subscribers have paid the Company the subscription price to acquire in aggregate one hundred five thousand two hundred and sixty four (105,264.00) Shares, which Shares have not been issued to the relevant subscribers (the “Rights to Paid Shares”); (B) the Company has Company Options granting the right to purchase in the aggregate amount of one hundred forty three thousand eight hundred (143,800.00) Shares, including Company A Options to purchase fifty nine thousand three hundred (59,300.00) Shares; (y) Company B Options to purchase thirty six thousand (36,000.00) Shares; (z) Company Rollover Options to purchase forty eight thousand five hundred (48,500.00) Shares; (C) StayCool has issued StayCool Options to the employees, members of directing bodies and/or contractors of the Group Companies in the aggregate amount of one hundred forty three thousand seven hundred (143,700.00) euros in nominal value of StayCool shares, including StayCool A Options to purchase eighty thousand seven hundred (80,700.00) euros in nominal value of StayCool shares; (y) StayCool B Options to purchase sixty one thousand five hundred (61,500.00) euros in nominal value of StayCool shares; and (z) StayCool Rollover Options to purchase one thousand five hundred (1,500.00) euros in nominal value of StayCool shares. Prior to Closing, certain Company B Options may become Company A Options and certain StayCool B options may become StayCool A Options due to the passing of time.

(c) All Issued Shares are duly authorized and validly issued, fully paid and comprise the entire registered share capital of the Company.

(d) Except as otherwise provided in this Agreement or for the Shares, the Rights to Paid Shares, the Company Options and the StayCool Options set forth above, there are on the Execution Date no outstanding shares of capital stock of, or other equity or voting interest in, the Company or any Group Company, and no outstanding: (i) securities of any Group Company convertible into or exchangeable for shares, capital stock or voting securities or ownership interests in a Group Company; (ii) options, warrants, rights or other agreements or commitments to acquire from a Group Company, or obligations of a Group Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) a Group Company, or (iii) any obligations by which a Group Company is obligated to make payments based upon the market price of value of capital stock of, or other equity or voting interest in, the Company or any Group Company.

(e) As of the Execution Date, no Group Company has outstanding obligations to purchase, redeem or otherwise acquire any capital stock of, or other equity or voting interest in, the Company or any Group Company.

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Section 4.07 Financial Statements. The Company has previously delivered to the Buyer, true and complete copies of its consolidated: (a) audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2018, and 2019, including all applicable footnotes; and (b) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the nine month (9)-month period ended September 30, 2020 (the “Current Financial Statements” and, together with the items described in Section 4.07(a) above, the “Financial Statements”). The Financial Statements have been prepared in a manner consistent with the books and records of the Company and each such Subsidiary and present fairly in all material respects the financial condition of the Company and each such Subsidiary (on a consolidated basis) as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the year-end Financial Statements). Except as and to the extent disclosed in the Current Financial Statements, neither the Company nor any Subsidiary of the Company has any Liabilities required to be disclosed on the face of a balance sheet prepared in accordance with IFRS, of any type other than (i) executory obligations under agreements by the Company or the Subsidiary that would not be required to be set forth in accordance with IFRS and (ii) Liabilities incurred in the ordinary course of business since September 30, 2020 (the “Financial Statement Date”) and which are not, individually or in the aggregate, material in amount. Except as set forth in the balance sheet of the Current Financial Statements the Company and its Subsidiaries do not have, and have not incurred, any Indebtedness, whether direct or indirect, fixed or contingent (other than accrued expenses and trade payables and similar Liabilities incurred in the ordinary course of business the Financial Statement Date and which are not, individually or in the aggregate, material in amount.)

Section 4.08 Accounts Receivable. The accounts receivable reflected on the Financial Statements and arising after the date thereof through the Execution Date, (a) have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid claims of the Company or any of its Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and subject to the normal bad debts reserve. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Financial Statement Date, on the accounting records of the Company or any of its Subsidiaries, have been determined in the ordinary course of business consistent with past practice.

Section 4.09 Accounts Payable. The accounts payable reflected on the Financial Statements and arising after the date thereof through the Execution Date, have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries involving the purchase of goods or services in the ordinary course of business consistent with past practice.

Section 4.10 Banking Facilities. Section 4.10 of the Disclosure Schedules sets forth an accurate and complete list of (a) each bank, savings and loan or similar financial institution with which the Company or any of its Subsidiaries has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or any of its Subsidiaries thereat, and (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

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Section 4.11 Absence of Certain Changes. Except as provided in Section 4.11 of the Disclosure Schedules, since the Financial Statement Date and through the Execution Date, (a) with respect to the Company and each of its Subsidiaries, there has not been any material change, event, loss, development, damage or circumstance affecting the respective business, assets or properties of the Company or each such Subsidiary of the Company, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement, and (c) neither the Company nor any of its Subsidiaries have taken any action that would constitute a material violation of Section 6.01, except for actions taken in respect of this Agreement and subject to actions taken in good faith in response to the evolving business environment in light of COVID-19 or another related global pandemic.

Section 4.12 Tax Matters.

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or any of its Subsidiaries or with respect to their respective operations, or have obtained appropriate extensions to file thereof. All such Tax Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable by them (whether or not shown on such Tax Returns).

(b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no audit or investigation currently undertaken with respect to any Liability of the Company or any of its Subsidiaries for Taxes. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the Execution Date in compliance with all Tax withholding provisions of applicable national, state, and local Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d) There are no Tax Liens on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet delinquent, or otherwise immaterial.

(e) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes which is still in effect, and neither the Company nor any of its Subsidiaries has received from any Governmental Authority (including in jurisdictions where the Company or any of its Subsidiaries have not filed a Tax Return) any written request for information related to Tax matters which has not been fulfilled as of the date of this Agreement.

(f) Except as set forth in Section 4.12(f) of the Disclosure Schedules, to their knowledge, neither the Company nor any of its Subsidiaries has received any claim from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries has not filed Tax Returns that such Person may be subject to taxation by that jurisdiction, and to the Knowledge of the Company, no basis for any such claim exists.

(g) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group filing a consolidated Tax Return for any taxable period, and neither the Company nor any of its Subsidiaries has any liability or obligation for the Taxes of any other Person, as a transferee or successor, by agreement or otherwise, in each case other than the group of which the Company or one of its Subsidiaries is or has been the parent.

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(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement or arrangement.

Section 4.13 Properties and Assets.

(a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of the real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 4.13(b) of the Disclosure Schedules sets forth a complete and correct list of all real property leased by the Company or any of its Subsidiaries (each a “Leased Real Property”). With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of each Leased Real Property. Each Leased Real Property is in good condition and does not require any maintenance or repairs that are material in nature or cost, and satisfactorily serves the purposes for which it is used in the business of the Company and its Subsidiaries.

(c) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any of its Subsidiaries, together with all other properties and assets of the Company or any of its Subsidiaries, are sufficient for the continued conduct of the Company’s business and each Subsidiary’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted.

Section 4.14 Information Technology. The computer systems, hardware and networks, currently used by the Company or any of its Subsidiaries are sufficient in all material respects for the businesses of the Company and its Subsidiaries as currently conducted. In the past two (2) years, there have been no material bugs in, or failures, breakdowns, or continued substandard performance of, any computer or network systems that has caused the substantial and material disruption or interruption in the conduct of their businesses. The Company and its Subsidiaries have implemented commercially standard policies and procedures for data security and disaster recovery for its data and information.

Section 4.15 Intellectual Property.

(a) The Company and its Subsidiaries own, have a valid license or otherwise have the right to use all Intellectual Property used in their businesses as currently conducted. Section 4.15 of the Disclosure Schedules lists all of the patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and Internet domain names developed by or used in connection with the Company and its Subsidiaries as of the Execution Date, including (i) the nature of the Intellectual Property right, (ii) whether it is registered or patented in any jurisdiction, or pending registration or patent, (iii) whether it is owned or licensed.

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(b) To the Knowledge of the Company, the Intellectual Property used by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party. None of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any third party).

(c) To the Knowledge of the Company, no third party has infringed upon, misappropriated or otherwise violated any Intellectual Property of the Company or any of its Subsidiaries. The Company and its Subsidiaries use commercially reasonable efforts to protect and maintain their Intellectual Property.

Section 4.16 Material Contracts.

(a) Section 4.16 of the Disclosure Schedules lists as of the Execution Date, and the Company has made available to Buyer, true, correct and complete copies of each of the following Contracts (each, a “Material Contract”) to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets (excluding leases, subleases or other agreements for Leased Real Property, all of which Contracts are disclosed in Section 4.13(b) of the Disclosure Schedules, and excluding Benefit Plans):

(i) Excluding any Contracts that represent intercompany or intracompany or intra-group loans, Contracts that relate to Indebtedness or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in excess of €100,000, including, without limitation, that grant or permit any Lien (other than a Permitted Lien) on any of the assets or properties of the Company or any of its Subsidiaries, or any guarantees of Indebtedness by third parties for the benefit of the Company or any of its Subsidiaries;

(ii) Contracts relating to the ownership, transfer or voting of any equity interests in the Company or any of its Subsidiaries;

(iii) Contracts for the acquisition, sale or lease of the properties or assets, other than Contracts entered into in the ordinary course of business;

(iv) Contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(v) Contracts with any customers, vendors, suppliers, distributors or contractors or for the purchase of products or services, other than product or service orders entered into in the ordinary course of business, and which do not individually provide for payments from or to the Company or any of its Subsidiaries in excess of €100,000;

(vi) Contracts pursuant to which the Company or any of its Subsidiaries subcontracts services to a third party, other than in the ordinary course of business;

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(vii) Contracts containing provisions that purport to limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Contemplated Transactions, could restrict the ability of Buyer or any of its Subsidiaries) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company’s or any of its Subsidiary’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(viii) operating and capital leases;

(ix) Contracts with any Governmental Authority;

(x) Contracts pursuant to which the Company or any of its Subsidiaries is granted by any other Person, or grants to any other Person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any Intellectual Property (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than €100,000);

(xi) Contracts providing for indemnification by the Company or any of its Subsidiaries other than customary indemnities in agreements with customers or suppliers incurred in the ordinary course of business;

(xii) Contracts pursuant to which the Company or any of its Subsidiaries is, or may become, obligated to incur any severance or compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(xiii) Excluding any Contracts that represent intercompany or intracompany or intra-group loans, Contracts pursuant to which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person, other than accounts receivable extended in the ordinary course of business.

(xiv) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements), excluding any employment agreements that are cancellable without penalty or are cancellable with less than 90 days’ notice;

(b) Each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles. The Company, its Subsidiaries and, to the Knowledge of the Company, each other party thereto, have performed and complied with all material obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto.

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Section 4.17 Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedules sets forth a list of all persons who are employees, independent contractors or consultants of the Company or any of its Subsidiaries as of the Execution Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) employer; (iv) status as an employee, independent contractor or consultant; (v) hire or retention date; (vi) current monthly base compensation rate or contract fee; (vii) commission, bonus or other incentive-based compensation; and (viii) a description of the fringe benefits provided to each such individual as of the Execution Date.

(b) All compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to any compensation, commissions, bonuses or fees.

(c) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws related to employment, including those related to wages, hours, worker classification and collective bargaining. There is no claim or grievance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints.

(d) Neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any employee. Except as required by applicable Law, upon termination of the employment of any such employees, no severance or other payments will become due. Neither the Company nor any of its Subsidiaries has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has previously delivered to the Buyer true and complete copies of executed employment agreements between current employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand, which agreements contain provisions addressing confidentiality and proprietary information, and non-competition and non-solicitation provisions. To the Knowledge of the Company, no current employee is in violation of any such agreement, and no former employee is in violation of any provision with respect to obligations of confidentiality and proprietary information, non-competition or non-solicitation in any agreement with the Company or any of its Subsidiaries.

(f) To the Knowledge of the Company, no employee intends to terminate employment with the Company or any of its Subsidiaries or is otherwise likely to become unavailable to continue as an employee. Neither the Company nor any of its Subsidiaries has a present intention to terminate the employment of any employee. Except as required by applicable Law, upon termination of the employment of any such employees, no severance or other payments will become due. Neither the Company nor any of its Subsidiaries has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

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(g) Neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or cause or create any right to the forgiveness of indebtedness owed by any employee to the Company or any of its Subsidiaries or materially increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Benefit Plan or other employment arrangement, or result in the payment of any amount that would not be deductible as an expense by the Company or its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company nor of any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. To the Knowledge of the Company, there is no activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Disclosure Schedules sets forth a complete and accurate list of all employee Benefit Plans of the Company or any of its Subsidiaries. Except as required by Law or the terms of a Benefit Plan, neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Benefit Plan or amend in any material respect an existing Benefit Plan.

(b) Each Benefit Plan has been administered and operated in compliance with its terms and with any applicable Law, in each case, in all material respects, and, to the Knowledge of the Company, there is no existing circumstance that is reasonably expected to cause any failure of such compliance. All contributions, premiums and other payments required to be made with respect to any Benefit Plan have been timely made, accrued or reserved for, except as would not be expected to result in a material Liability.

(c) There are no lawsuits, actions, proceedings or claims pending or, to the Knowledge of the Company, threatened on behalf of or against any Benefit Plan, the assets of any trust under any Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Benefit Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

Section 4.19 Gaming Licenses and Permits.

(a) The Company and/or the relevant Subsidiaries respectively have Gaming Licenses in Malta, Sweden and Estonia, and such Gaming Licenses are valid and in full force and effect. The Company and the relevant Subsidiaries are in material compliance with the terms of such Gaming Licenses and neither the Company nor any of the relevant Subsidiaries has received written notice from any Gaming Authority threatening to (i) revoke, or indicating that it is investigating whether to revoke, or (ii) impose any material conditions or limitations, or indicating that is it considering whether to impose any material conditions or limitation, on any such Gaming License.

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(b) Except for the conduct of business in any unregulated market (meaning any territory outside Malta, Sweden and Estonia), the Company and each of its Subsidiaries have all other material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”) and such Permits are valid and in full force and effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of such Permits and, as of the Execution Date, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority threatening to (i) revoke, or indicating that it is investigating whether to revoke, or (ii) impose any material conditions or limitations, or indicating that is it considering whether to impose any material conditions or limitation, on any such Permit.

Section 4.20 Compliance with Laws.

(a) Except for the conduct of business in any unregulated market (meaning any territory outside Malta, Sweden and Estonia), neither the Company nor any of its Subsidiaries is or has been at any time during the past five (5) years in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any Law or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected

(b) Except for the conduct of business in any unregulated market (meaning any territory outside Malta, Sweden and Estonia), the Company and its Subsidiaries are in material compliance with all applicable Laws, its own published privacy policies and terms of use binding on the Company or any of its Subsidiaries with respect to data security, processing of personal data, required notifications of breaches or suspected breaches of such security, the privacy of any third party consultants or independent contractors who have provided or are providing services to the Company or any of its Subsidiaries, users, visitors and customers, or the collection, use, storage, distribution, handling, processing, transfer or disclosure (whether electronically or in any other medium) of any personally identifiable or private information (collectively, the “Privacy Requirements”). To Company’s Knowledge, no claims are currently pending or to the Knowledge of the Company are threatened against the Company or any of its Subsidiaries by any third party alleging a violation of any Privacy Requirements. The execution and delivery of this Agreement, the performance by Seller of his obligations hereunder, and the consummation of the Contemplated Transactions (i) will comply with all applicable Privacy Requirements, (ii) will not impair any rights of, or impose any obligations or restrictions on, the Company or any of its Subsidiaries with respect to any use, disclosure, commercialization or exploitation of, or otherwise relating to, any personally identifiable or private information or other data, or (iii) will not give rise to any right on the part of any third party to impair any such rights or impose any such obligations or restrictions. Neither the Company nor any of its Subsidiaries has used false log-on credentials with respect to any third party website or other false representation or statement to wrongfully obtain any personally identifiable or private information or other data. In the past two (2) years, neither the Company nor any of its Subsidiaries has received a written complaint or been the subject of any proceeding or investigation regarding its collection, use or disclosure of personally identifiable or private information or its privacy or data security policies, practices or activities.

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(c) The Company and its Subsidiaries, including their employees, managers, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause the Company or any of its Subsidiaries to be in violation of any anticorruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries. The Company and its Subsidiaries, including their employees, managers directors, agents or other Persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any government or foreign official in violation of applicable Law, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by applicable anti-bribery or anticorruption Laws.

(d) The representations and warranties set forth in this Section 4.20 do not apply to the representations and warranties as to compliance with Laws relating to any matter that is the subject of another representation or warranty under this Agreement, including, without limitation, employment matters which are addressed in Section 4.17, employee benefit matters which are addressed in Section 4.18, and gaming licenses and permits which are addressed in Section 4.19.

Section 4.21 Litigation. Except as set forth in Section 4.21 of the Disclosure Schedules, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, including in respect of the Contemplated Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order (a) that prohibits the Company or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (b) that would, individually or in the aggregate be reasonably anticipated to have a Material Adverse Effect.

Section 4.22 Insurance. The Company and its Subsidiaries maintain policies of insurance as set forth on Section 4.22 of the Disclosure Schedules. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 4.23 Suppliers. Section 4.23 of the Disclosure Schedules provides a list of the top twenty (20) suppliers (each, a “Material Supplier”) of the Subsidiaries during the twelve (12) -month period ended September 30, 2020, and indicates with respect to each Material Supplier, the name and dollar volume of business with such Subsidiary for the current fiscal year through September 30, 2020. Neither the Company nor any Subsidiary is required to provide any material bonding or other financial security arrangements in connection with its transactions with any Material Supplier. To the Company’s Knowledge, no Material Supplier has (i) cancelled or otherwise terminated any Contract with the Company or any of its Subsidiaries prior to the expiration of such Contract’s term, (ii) cancelled or threatened to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries, (iii) materially reduced or threatened to materially reduce its sales to or purchases from the Company or any of its Subsidiaries, or (iv) sought or is seeking to materially change the amounts payable to or by the Company or any of its Subsidiaries in connection with the sale or purchase of any products or services, or has notified the Company or any of its Subsidiaries of any intention to do any of the foregoing, including after the consummation of the Contemplated Transactions.

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Section 4.24 Transactions with Affiliates. Except as disclosed on Section 4.24 of the Disclosure Schedules: (a) none of the suppliers, distributors or sales representatives of the Company or any of its Subsidiaries are Affiliates of the Company, its Subsidiaries or of any of their respective officers, managers, directors, shareholders or members; (b) none of the properties or assets of the Company or any of its Subsidiaries are owned or used by or leased to any Affiliates of the Company, its Subsidiaries or of any of their respective officers, managers, directors, shareholders or members; (c) no Affiliate of the Company, its Subsidiaries or of any of their respective officers, managers, directors, shareholders or members is a party to any Contract to which the Company or any of its Subsidiaries is a party; and (d) no Affiliate of the Company, its Subsidiaries or of any of their respective officers, managers, directors, shareholders or members provides any legal, accounting or other services to the Company or any of its Subsidiaries.

Section 4.25 Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, other than those whose fees and expenses shall be paid entirely by the Sellers, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon agreements made by or on behalf of any Seller or the Company or any of its Subsidiaries.

Section 4.26 Disclosure; No Other Representations. The Company does not have any Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that would likely materially adversely affect the assets, business, financial condition or results of operations of the Company that has not been disclosed in the representations and warranties set forth in Article 4, as modified by the Disclosure Schedules. The Company has not made and expressly disclaims, any express or implied representations, with respect to projections, forecasts, estimates or budgets, future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, whether or not included in any management presentation, data, memorandum, presentations, or other materials or information provided or addressed to the Buyer or in any other information made available to Buyer. In addition, the Company is not making any representations or warranties regarding the gaming industry in general, the Company’s ability to secure new Gaming Licenses in new markets, and/or the ability to extend any current Gaming Licenses, the adoption or non-adoption of regulations and the impact of any regulations on the Company’s business in currently unregulated markets, or the impact of COVID-19 or similar pandemics on the Company’s future performance and results of operations.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller and the Company as follows:

Section 5.01 Organization.

(a) The Buyer is a public limited company duly organized, validly existing and in good standing under the laws of Bermuda and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted.

(b) Each Subsidiary of the Buyer is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to own or lease its properties and assets and to carry on its business as currently conducted.

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Section 5.02 Authorization. The Buyer has all necessary power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery of this Agreement by the Sellers and the Company, constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms against the Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

Section 5.03 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Contemplated Transactions do not and will not (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Buyer; (b) contravene, conflict with or result in a violation or breach of any Law or Order applicable to the Buyer; or (c) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (b) and (c) of this Section 5.03, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Contemplated Transactions.

Section 5.04 Consents and Approvals. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the Contemplated Transactions require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than compliance with any applicable requirements of foreign competition laws, compliance with any applicable requirements of Securities Act and any other U.S. state or federal securities laws and any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the Contemplated Transactions.

Section 5.05 SEC Filings.

(a) The Buyer has timely filed with or furnished to, as applicable, all of the forms, reports schedules and registration statements and other documents required to be filed or furnished by the Company with the United States Securities and Exchange Commission (“SEC”) since its initial public offering on May 7, 2020 together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference (collectively, the “SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing), each SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such SEC Report. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing), each SEC Report complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such SEC Report. None of the SEC Reports at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. The Buyer has not received notice that any of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

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(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the SEC Reports: (i) have been prepared in a manner consistent with the books and records of the Buyer and its consolidated Subsidiaries; (ii) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (iii) was prepared in accordance with IFRS (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) applied on a consistent basis during the period involved; and (iv) fairly presented in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Buyer’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount, all in accordance with IFRS and the applicable rules and regulations of the SEC.

(c) The Buyer has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Buyer, including its consolidated Subsidiaries, required to be disclosed in the Buyer’s periodic and current reports under the Exchange Act, is made known to the Buyer’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Buyer have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Buyer has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is designed to provide, reasonable assurance regarding the reliability of the Buyer’s and its consolidated Subsidiaries’ financial reporting and the preparation of their financial statements for external purposes in accordance with IFRS.

Section 5.06 Absence of Certain Changes. Since the date of the most recent balance sheet included in the SEC Reports and through the Execution Date, (a) with respect to the Buyer and each of its consolidated Subsidiaries, there has not been any material change, event, loss, development, damage or circumstance affecting the respective business, assets or properties of the Buyer or each such Subsidiary of the Buyer, and (b) the Buyer and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement.

Section 5.07 Solvency. Immediately after giving effect to the Contemplated Transactions, the Buyer, the Company and its Subsidiaries shall be able to pay their respective debts as they become due and shall own property having a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their respective liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise). Immediately after giving effect to the Contemplated Transactions, the Buyer, the Company and its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Company or any of its Subsidiaries.

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Section 5.08 Brokers. Except for fees payable to B. Riley in connection with the Equity Financing, no broker, finder or investment banker has been retained by or is authorized to act on behalf of the Buyer that will be entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions.

Section 5.09 Opportunity to Conduct Due Diligence. Without limiting any representation made herein by the Sellers or the Company, Buyer hereby acknowledges and agrees that prior to entering into this Agreement, Buyer had the opportunity to conduct a due diligence review of the Company and its Subsidiaries, and to confirm all matters that the Buyer may deem relevant to its acquisition of the Company and its Subsidiaries.

Section 5.10 Litigation. Except as set forth in Buyer’s SEC regulatory filings, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its Subsidiaries, including in respect of the Contemplated Transactions. Neither the Buyer nor any of its Subsidiaries is subject to any outstanding Order (a) that prohibits the Buyer or any of its Subsidiaries from conducting its business as now conducted or proposed to be conducted or (b) that would, individually or in the aggregate be reasonably anticipated to have a material adverse effect on the Buyer or any of its Subsidiaries.

Section 5.11 Disclosure; No Other Representations. The Buyer does not have any Knowledge of any fact that has specific application to the Buyer (other than general economic or industry conditions) and that would likely materially adversely affect the assets, business, financial condition or results of operations of the Buyer that has not been disclosed in the representations and warranties set forth in Article 5 including the SEC Reports.

Article 6

COVENANTS

Section 6.01 Conduct of Business of the Company Pending the Closing.

(a) The Company covenants and agrees that, during the period from the Execution Date until the Closing Date, except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), or as expressly contemplated by this Agreement, or as set forth in Section 6.01 of the Disclosure Schedules, or as required by applicable Law, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its Subsidiaries shall comply in all material respects with all applicable Laws, rules and regulations and to the extent consistent therewith, use their commercially reason€€able efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, employees, agents, consultants, and business associates, to keep available the services of the Company’s and its Subsidiaries’ present employees, agents and consultants, in each case, taking into account the evolving business environment in light of COVID-19 or any other global pandemic. Without limiting the generality of the foregoing, from the Execution Date until the Closing Date, except with the prior written consent of the Buyer, or as expressly contemplated by this Agreement, or as set forth in Section 6.01(a) of the Disclosure Schedules, or as required by Law, the Company will not and will not permit its Subsidiaries to:

(i) amend or propose any change to its articles of association or other similar governing documents;

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(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of €100,000 in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of this Agreement;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of the Company capital stock or equity interests or capital stock of any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the conversion of the intra-group loans to be converted into equity, including performing the relevant actions), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, excluding, when deemed necessary by the Company, the replacement of the underlying assets of any StayCool Options into Shares;

(v) Except for the costs incurred or to be incurred in connection with the Company’s plans to expand one or more existing leases, incur any Indebtedness or create or incur any Lien on any assets of the Company or any of its Subsidiaries having a value, in either case, in excess of €100,000;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of €100,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Shares or any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary) or enter into any contract with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, the Shares or any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) make or authorize any capital expenditure in excess of €100,000;

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(x) make any changes with respect to financial accounting policies or procedures, except as required by changes in connection with the audit of the Financial Statements in accordance with applicable generally accepted accounting standards;

(xi) settle any litigation or other proceedings before a Governmental Authority: (A) for an amount in excess of €100,000 or any obligation or liability of the Company in excess of such amount, (B) on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Company or any of its Subsidiaries or a finding or admission of a violation of Law by the Company or any of its Subsidiaries, or (C) that is brought by any current, former or purported holders of any capital stock or debt securities of the Company or any of its Subsidiaries relating to the Contemplated Transactions;

(xii) other than in the ordinary course of business consistent with past practice and commercially standard indemnification agreements that the Company intends to enter into with its officers and directors, (A) amend, modify or terminate any Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or cancelled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in an aggregate value in excess of €100,000;

(xiii) make any material tax election or material change in any tax election, change or consent to change the Company’s or any of its Subsidiaries’ method of accounting for tax purposes, file any material amended Tax Return or enter into any settlement or compromise of any material tax liability of the Company or any of its Subsidiaries;

(xiv) except as required by applicable Law or with respect to increasing salaries to market rates (but not in excess of 30% of the existing salaries of such employees) or increasing the compensation rates of certain existing independent contractors (but not in excess of 30% of the existing compensation rates of such independent contractors) or entering into indemnification agreements with the Company’s officers and directors, all of which are permitted, (A) grant or provide any severance or termination payments or benefits to any of its Subsidiaries, directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its or its Subsidiaries’ directors, officers or employees, (C) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any of the Benefit Plans, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by IFRS, or (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;

(xv) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the closing set forth in Article 7 hereof not being satisfied; or

(xvi) agree, authorize or commit to do any of the foregoing.

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Section 6.02 Access to Information.

(a) Between the Execution Date and the Closing or the earlier termination of this Agreement, the Sellers shall, and shall cause the Company and its Subsidiaries to, (i) afford to the Buyer and its representatives reasonable access to all of its properties, books, Contracts and records, (ii) furnish to the Buyer all information concerning the properties, books, Contracts, records and personnel of the Company and its Subsidiaries as Buyer may reasonably request (including the work papers of the Company’s independent accountants upon receipt of any required consent from the Company’s independent accountants), and (iii) instruct the Company’s representatives to cooperate with the Buyer and its representatives in Buyer’s reasonable investigation; provided, however, that the Company and/or the relevant Subsidiary may restrict the foregoing access to the extent that, in the Company’s sole discretion, (A) any Law requires the Company and/or the relevant Subsidiary to restrict or prohibit access to any such properties or information, (B) the disclosure of such information to the Buyer or its representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement and/or such confidentiality obligations arose prior to Closing, (C) it would cause significant competitive harm to Sellers, the Company, any of its Subsidiaries and their respective businesses if the Contemplated Transactions are not consummated, or (iv) it would jeopardize any attorney-client or other privilege. Any investigation pursuant to this Section 6.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and/or the relevant Subsidiary. Prior to the Closing, without the prior written consent of the Company, Buyer shall not contact any suppliers to, or customers of, the Company or any of its Subsidiaries, and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. The rights to access information as provided in this Section 6.02 shall apply mutatis mutandis to the Company (as the entitled party) in respect of the Buyer.

(b) Between the Execution Date and the Closing or the earlier termination of this Agreement, the Buyer shall, and shall cause its Subsidiaries to, (i) afford to the Company and its representatives reasonable access to all of its properties, books, Contracts and records, (ii) furnish to the Company all information concerning the properties, books, Contracts, records and personnel of the Buyer and its Subsidiaries as the Company may reasonably request (including the work papers of the Buyer’s independent accountants upon receipt of any required consent from the Company’s independent accountants), and (iii) instruct the Buyer’s representatives to cooperate with the Company and its representatives in Company’s reasonable investigation; provided, however, that the Buyer and/or the relevant Subsidiary may restrict the foregoing access to the extent that, in the Buyer’s sole discretion, (A) any Law requires the Buyer and/or the relevant Subsidiary to restrict or prohibit access to any such properties or information, (B) the disclosure of such information to the Company or its representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement and/or such confidentiality obligations arose prior to Closing, (C) it would cause significant competitive harm to the Buyer, any of its Subsidiaries and their respective businesses if the Contemplated Transactions are not consummated, or (D) it would jeopardize any attorney-client or other privilege. Any investigation pursuant to this Section 6.02(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Buyer and/or the relevant Subsidiary. Prior to the Closing, without the prior written consent of the Buyer, Company shall not contact any suppliers to, or customers of, the Buyer or any of its Subsidiaries, and Company shall have no right to perform invasive or subsurface investigations of the Leased Real Property.

(c) All information shared between the Parties pursuant to the shall be subject to the Mutual Non-Disclosure Agreement dated August 31, 2020 (the “Mutual NDA”).

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Section 6.03 Notice of Certain Events.

(a) Between the Execution Date and the Closing or the earlier termination of this Agreement, Sellers and the Company shall promptly as practicable (and in any event prior to the Closing) notify the Buyer in writing (and to the extent applicable, supplement or amend the Disclosure Schedules as necessary, a “Schedule Supplement”) upon the Company becoming aware of the following:

(i) that any representation or warranty made by such Seller or the Company in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect;

(ii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to materially and adversely affect the Contemplated Transactions and the agreements contemplated hereby not to be satisfied;

(iii) the failure of a Seller or the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Seller pursuant to this Agreement;

(iv) except for those consents disclosed pursuant to Section 4.05 of the Disclosure Schedules, of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

(v) any notice or other communication from a Gaming Authority regarding Gaming Licenses, whether or not in connection with the Contemplated Transactions;

(vi) any written notice or other communication from any Governmental Authority in connection with the Contemplated Transactions;

(vii) the commencement or initiation or written threat of commencement or initiation of any legal proceeding relating to or involving or otherwise materially and adversely affecting the Company or any of its Subsidiaries, or the business, assets or properties of the Company or any of its Subsidiaries, or the Contemplated Transactions;

(viii) a Material Supplier (A) cancelling or otherwise terminating any Contract with the Company or any of its Subsidiaries prior to the expiration of such Contract’s term, (B) cancelling or threatening to cancel or otherwise terminate its relationship with the Company or any of its Subsidiaries, (C) materially reducing or threatening to materially reduce its sales to or purchases from the Company or any of its Subsidiaries, or (D) seeking to materially change the amounts payable to or by the Company or any of its Subsidiaries in connection with the sale or purchase of any products or services, or notifying the Company or any of its Subsidiaries of any intention to do any of the foregoing, including after the consummation of the Contemplated Transactions; or

(ix) the occurrence of a breach or default or event that, with notice or lapse of time or both, would or would reasonably be expected to constitute a material breach or material default under any Material Contract.

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(b) To the extent that a Schedule Supplement relates to (i) actions taken with the written consent of the Buyer or (ii) transactions and/or events occurring in the ordinary course of business after the Execution Date and that would not result in a material breach by the Company of a representation, warranty or covenant in this Agreement or (iii) transactions and/or events not occurring in the ordinary course of business after the Execution Date and that would not result in a material breach by the Company of a representation, warranty or covenant in this Agreement (each, a “Permitted Update”), then such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the applicable Disclosure Schedules. For the avoidance of doubt, the Buyer waives all rights with respect to Losses and indemnification claims for Permitted Updates.

(c) The delivery of any notice or Schedule Supplement pursuant to Section 6.03 (other than a Permitted Update) shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any agreement contemplated hereby or otherwise limit or affect the rights of, or the remedies available to, Buyer; provided, however, that if the Buyer has the right to terminate this Agreement, but does not elect to terminate this Agreement within thirty (30) days of receipt of any such notice pursuant to this Section 6.03 (the “Election Period”) or elects to waive the breach and to proceed to Closing, then the Buyer shall be deemed to have irrevocably waived its right to indemnification under Article 8 with respect to such matter.

(d) The failure by the Company to comply with this Section 6.03 shall not be deemed a breach of a covenant, but instead will be deemed an inaccuracy in a representation or warranty of the applicable Section of the Disclosure Schedules.

Section 6.04 Exclusivity. In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with its due diligence review of the Company and its Subsidiaries and the preparation and negotiation of this Agreement, from and after the Execution Date until the earlier of (a) the Closing, or (b) the earlier termination of this Agreement, each Seller shall not, nor will Seller permit the Company or any of its Affiliates or any of their respective Affiliates, directors, officers, employees, representatives or other agents, to, directly or indirectly, initiate, solicit, negotiate, enter into any agreement with respect to, or provide any information to any third party with respect to, the potential sale of the Company or any of its Subsidiaries or any portion thereof or a substantial interest therein, or any other transaction that would be inconsistent with the Contemplated Transactions, in any case whether by sale of assets or equity interests, merger, recapitalization, reorganization or other transaction. If, from the Execution Date until the Closing or earlier termination of this Agreement, the Company or any of its Subsidiaries, or any of the Persons referenced in the preceding sentence receives an offer or proposal relating to any acquisition of the business of the Company or any of its Subsidiaries, such Person shall notify the Buyer of the receipt of such offer and, unless otherwise prohibited by the terms of a confidentiality agreement in existence as of the Execution Date, the terms of the offer and the identity of the offeror.

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Section 6.05 Financing.

(a) As promptly as practicable following the Execution Date, the Buyer will prepare and submit to the SEC a Registration Statement on Form F-1 for the sale of additional ordinary shares (the “Equity Financing”). The Registration Statement for the Equity Financing shall comply in all material respects with the requirements of the Securities Act. The Buyer shall use commercially reasonable efforts to have the Registration Statement cleared by the SEC as promptly as practicable after the filing thereof. The Buyer shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement. The Buyer shall notify the Company as promptly as practicable of any request by the SEC or its staff for an amendment or revisions to the Registration Statement, or comments thereon and responses thereto, or requests by the SEC for additional information in connection therewith, and shall provide to the Company copies of any written comments received from the SEC or its staff. The Company shall use its commercially reasonable efforts to cooperate with the Buyer in the preparation of the Registration Statement or any amendment or supplement thereto and shall furnish the Company, promptly upon the Company’s request, all information relating to the Company reasonably requested by the Buyer for inclusion in, or otherwise in respect of, the Registration Statement. The Company hereby consents to the use of its and its Subsidiary’s names, logos and trademarks solely in connection with the Equity Financing. The Buyer shall provide the Company and their counsel a reasonable opportunity to review and comment on the Buyer’s proposed responses to any comments to the Registration Statement from the SEC that related to the Company prior to the Buyer responding to any such comments and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. At all times prior to the effectiveness of the Registration Statement, the Company shall promptly notify the Buyer if any information relating to the Company, its Subsidiaries or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As an alternative to the Equity Financing, the Buyer may obtain substitute debt or equity financing in an amount sufficient to consummate the Contemplated Transactions (“Alternate Financing”), so long as the Alternate Financing would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Contemplated Transactions or postpone the End Date, and would not be adverse in any material respect to the Buyer and the Company as a whole following the Closing of the Contemplated Transactions. From the Execution Date through the Closing Date or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries to and its and their respective representatives to, use commercially reasonable best efforts, at the sole cost of the Buyer, to provide to the Buyer such commercially reasonable cooperation (including with respect to timeliness) reasonably requested by the Buyer in connection with the any such Alternate Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of the Company or any of its Subsidiaries) including providing reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the debt financings. Nothing contained in this Section 6.05 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the any debt financing prior to the Closing.

(c) Buyer shall take all actions to have sufficient funds on hand to pay to the Sellers the Cash Purchase Price, in the aggregate, as contemplated herein, by the End Date.

Section 6.06 Form CB. The GAN Shares are being issued in a cross-border exchange offer, exempt from registration pursuant to Rule 802 under the Securities Act. Promptly following the Execution Date, the Buyer shall prepare and file a Tender Offer/Rights Offering Notification on Form CB with the SEC in compliance with applicable SEC rules and regulations. The Buyer will promptly respond to any comments or requests for information from the SEC. The Company shall use commercially reasonable efforts to cooperate with the Buyer in the preparation of any notice or materials required in connection with the Form CB and shall furnish the Buyer, promptly upon the Buyer’s request, all information relating to the Company reasonably requested by the Buyer for inclusion in, or otherwise in respect of, the Form CB. The Buyer shall provide the Company and its counsel a reasonable opportunity to review and comment on the Form CB and any amendments prior to submission to the SEC, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

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Section 6.07 Nasdaq Listing. Prior to the Closing, the Buyer shall complete and file an application for listing of additional shares with the Nasdaq Capital Market covering the GAN Shares. The Buyer will take such further actions and execute and deliver such other documents or instruments as may be necessary or appropriate and will use best efforts to ensure that each of the GAN Shares are qualified for trading on the Nasdaq Capital Market.

Section 6.08 Lock-Up of GAN Shares. The GAN Shares shall be issued subject to a restriction on transfer for a period of 90 days from the Closing Date; provided however that the restriction on transfer for GAN Shares issued to Management Employees shall be six months from the Closing Date. Prior to the expiration of the applicable restriction on transfer (either 90 days or six months from the Closing Date) the Seller shall not directly or indirectly, sell, transfer, offered for sale, pledge, hypothecate or otherwise dispose of the GAN Shares with the Buyer’s consent in its sole and absolute discretion. The Buyer shall instruct Continental Stock Transfer and Trust, the transfer agent for the GAN Shares, to include a notation of this transfer restriction in connection with the book entry registration of the GAN Shares issued under this Agreement. Notwithstanding anything to the contrary contained herein, in the event the Buyer does not secure Equity Financing, but secures Alternate Financing or otherwise obtains sufficient funds to Close, then the Sellers shall not be subject to any lock-up of the GAN Shares.

Section 6.09 Company Drag-along. As promptly as practicable following the date that holders owning more than 75% of the Issued Shares have accepted the Offer, the Company and the Sellers who have accepted the Offer shall issue such notices and take such other actions as may be necessary or advisable in compliance with the relevant provisions of the Company’s articles of association to initiate the drag-along or squeeze-out provisions of the Company’s articles of association, with the intent that the Buyer is able to acquire 100% of the outstanding Shares on the Closing Date. Upon issuance of the drag-along notice, the Company shall use commercially reasonable best efforts to take such actions as are necessary or advisable to obtain prompt execution and delivery of the acceptance of the Offer and the joinder to this Agreement by all holders of Shares. The Sellers appoint the Company as its power of attorney to act on its behalf in connection with the drag-along process. The Buyer shall use its commercially reasonable efforts to cooperate with the Company in the preparation of any notice or materials required in connection with the exercise of the drag-along and squeeze-out provisions and shall furnish the Company, promptly upon the Company’s request, all information relating to the Buyer reasonably requested by the Company for inclusion in, or otherwise in respect of, the drag-along notices and proceedings. The Company shall provide the Buyer and its counsel a reasonable opportunity to review and comment on any notice or materials prior to the mailing or dissemination thereof to the Company shareholders, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Buyer and its counsel.

Section 6.10 Company Employees and Contractors.

(a) For a period of twelve (12) months following the Closing the Buyer shall cause the Company and each of its Subsidiaries, as applicable, to provide to the employees and full-time contractors of the Company and its Subsidiaries who remain employed or retained with cash compensation and bonus opportunities (but not equity-based compensation) that are, in the aggregate, no less favorable than the cash compensation and cash bonus opportunities provided by the Company and its Subsidiaries on the Execution Date. Each employee and full-time contractor shall receive credit for prior service for purposes of vesting and eligibility in any new Buyer Benefit Plans. Nothing contained in this Agreement shall confer upon any employee or contractor any right with respect to continued employment by the Buyer, the Company nor any Subsidiary, nor shall anything herein interfere with the right of the Buyer or the Company to terminate the employment or retention or any employee or contractor in accordance with applicable Contracts and Law.

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(b) The Buyer shall extend to all employees and full-time contractors with at least two (2) years’ service on the Closing Date a severance or separation benefit in the event that their employment or contractor status is terminated prior to the anniversary of the Closing Date which, together with any severance benefit under an existing Contract, Benefit Plan or Law, will assure the employee or full-time contractor of payment of an amount equal to his or her base compensation for a period of six (6) months.

(c) Nothing contained in this Agreement shall create any third party beneficiary rights in any employee or independent contractor of the Company, or any beneficiary or dependents thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, or establish any Benefit Plan of the Buyer or the Company.

Section 6.11 Gaming Licenses.

(a) Each of the Company and the Buyer shall use their best efforts, by the earlier of (i) five (5) Business Days or (ii) the amount of time prescribed by each Gaming Authority, to make any filings with or notifications to any Gaming Authority as may be required by any Gaming Authority applicable to the Company and the Buyer’s Gaming Licenses applicable to the Company the Buyer or the Contemplated Transactions. Each of the Company and the Buyer shall use their best efforts to (i) provide or cause to be provided as promptly as reasonably practicable to any Gaming Authority information and documents requested by any such Governmental Authority as necessary, proper or advisable to seek to continue the operation of their respective Gaming Licenses and to permit consummation of the Contemplated Transactions, (ii) thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made by any Gaming Authority applicable to the continued use of the Company and the Buyer’s respective Gaming Licenses, and the Contemplated Transactions and (iii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the Contemplated Transactions by any Gaming Authority, and (iii) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any Order by any Gaming Authority that would revoke, rescind, limit, condition, or impair any of the Gaming Licenses held by the Company and the Buyer or would otherwise prevent, prohibit, restrict or delay the consummation of the Contemplated Transactions.

(b) Each of the Company and the Buyer will consult with the other before making any filing or responding to any inquiry from a Gaming Authority. The Buyer, after consulting with the Company, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by, any Gaming Authority. The Company agrees to take such reasonable actions as are deemed prudent by the Buyer to secure needed approvals from any Gaming Authority and to prevent the imposition by any Gaming Authority of any undertaking, condition, consent decree, rescission, revocation, operational restriction, or limitation of any Gaming License or other action by any Gaming Authority that, if effected, would reasonably be expected to restrict, limit, restrain or impair the Company’s Gaming Licenses or the Buyer’s ability to own, retain and operate ten percent (10%) or more of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Closing Date.

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Section 6.12 Other Regulatory Filings. Subject to the terms and conditions of this Agreement, each of the Sellers, Company and Buyer shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate Contemplated Transactions, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, and the delivery of required notices to, and the obtaining of required consents or waivers from, third parties.

Section 6.13 Press Releases. The Buyer and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.14 Further Assurances. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Governmental Authorities, or may reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 6.15 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes applicable to a Seller in the tax jurisdiction of the Seller and/or Malta related to transferring Shares by the Seller to the Buyer shall be borne and paid by the Sellers. Each of the Sellers shall, at his, her or its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Buyer shall cooperate with respect thereto as necessary). Buyer and Sellers shall cooperate with each other to minimize or avoid any Transfer Taxes that might be imposed to the extent permitted by Law.

(b) Tax Allocation. Taxes for any Straddle Period shall be allocated to periods before the Closing Date and after the Closing Date as follows: any allocation of Taxes, other than those referred to in Section 6.15(a), (i) shall be made by means of an interim closing of the books and records of the Company and its Subsidiaries as of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and (ii) property Taxes and ad valorem Taxes shall be allocated between such two periods in proportion to the number of days in each such period.

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(c) Tax Cooperation. Buyer and Seller agree to provide all reasonable assistance to, and to cooperate with, each other to the extent reasonably requested from and after the Closing Date in connection with any and all matters which may arise with respect to Tax documents or any Tax issues related to the Company or any of its Subsidiaries, including providing reasonable access to books and records reasonably necessary for preparation of Tax Returns. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(d) Tax Returns.

(i) The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers’ Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If the Buyer and the Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Accounting Expert and any determination by the Accounting Expert shall be final. If the Accounting Expert is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Accounting Expert’s resolution. The costs, fees and expenses of the Accounting Expert (and the cost of so amending any such Tax Returns) shall be borne equally by the Buyer, on the one hand, and the Sellers in proportion to their Pro Rata Portion, on the other hand. Except to the extent otherwise included in the calculation of Closing Date Working Capital or Indebtedness (in each case as finally determined pursuant to Section 2.03), the Sellers shall bear the responsibility (in proportion to their Pro Rata Allocation) for the Taxes shown as due on all such Tax Returns for all periods (or portions thereof allocated to the Sellers by the Sellers’ Representative) through the end of the Closing Date. The preparation and filing of any Tax Return of the Company or any of its Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

(ii) Subject to Section 6.15(a), at least five (5) Business Days prior to the due date for filing any Tax Return Pre-Closing Tax Period, Sellers (or Sellers’ Representative on behalf of the Sellers using the money in the Sellers’ Representative Escrow Account) shall promptly pay to Buyer all Indemnified Taxes (to the extent such taxes were not deducted from the Purchase Price as Indebtedness or the Accounting Adjustment Accrual) shown to be due on any Tax Return to be filed by or with respect to the Company or any of its Subsidiaries for any periods ending on or prior to the Closing Date which are due after the Closing Date and for any Straddle Periods.

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Section 6.16 Copy of DataSite Materials. At the Closing, Buyer or the Company shall cause the DataSite manager to deliver to each of the Buyer and the Company a complete and accurate electronic copy of the DataSite as it existed 48 hours before the Closing, by FTP transfer or such other medium as the Buyer or the Company may request. Promptly following the Closing, Buyer or the Company shall cause the DataSite manager to deliver to each of Buyer and the Company a complete and accurate electronic copy of the DataSite as it existed on the Closing Date, by FTP transfer or such other medium as the Buyer or the Company may request.

Section 6.17 Confidentiality. Buyer and the Company each acknowledge that the Mutual NDA remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Mutual NDA, information provided to the Buyer or the Company pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Mutual NDA and the provisions of this Section 6.17 shall nonetheless continue in full force and effect.

Article 7

CLOSING AND CLOSING DELIVERIES

Section 7.01 Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely via electronic exchanges no later than two (2) Business Days after the last of the conditions to Closing set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than the conditions which, by their nature, are to be satisfied on the Closing Date). Notwithstanding the foregoing, that the parties acknowledge and agree that the Closing is intended to occur on January 31, 2021. The date on and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective at 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), except as may otherwise be expressly provided herein. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

Section 7.02 Seller’s Closing Deliveries. On or prior to the Closing Date, the Sellers and the Company shall have delivered the Buyer the following:

(a) Officers Certificate. The Company shall have delivered to the Buyer a certificate of its Chief Executive Officer, dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), (c), and (d) of Section 9.01 have been met.

(b) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of its company secretary, dated the Closing Date and certifying: (i) that correct and complete copies of the Company’s memorandum and articles of association are attached to the certificate; and (ii) that correct and complete copies of each resolution of the Board of Directors approving this Agreement and authorizing the execution of this Agreement and the consummation of the Contemplated Transactions are attached to the certificate.

(c) Good Standing Certificates. With respect to the Company and each of its Subsidiaries, the Buyer shall have received a certificate of good standing or such other similar certificate available in the relevant jurisdiction, issued within fifteen (15) days prior to the Closing Date, by the registry of companies (or comparable office) of the jurisdiction of its formation and of each jurisdiction in which it is qualified to do business.

(d) Seller Acceptance Documents. The Sellers shall have delivered to the Buyer acceptances of the Offer including, as applicable: a signed share transfer agreement, and option exercise agreement, an option rollover agreement or such other consents, agreements or instruments as may be necessary or appropriate to complete the Contemplated Transactions, each in a form reasonably acceptable to the Buyer. For the avoidance of doubt, this covenant is not intended to require the Company to deliver the paperwork of holders of one hundred percent (100%) of the Shares; instead, it is intended to require the Company to deliver the paperwork of those Sellers who have provided such paperwork to the Company and meeting the threshold of 75% of the Issued Shares.

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Section 7.03 The Buyer’s Closing Deliveries. On or prior to the Closing Date, the Buyer shall have delivered to the Company and the Sellers’ Representative, on behalf of all Sellers, the following:

(a) Officers Certificate. The Buyer shall have delivered to the Company and the Sellers’ Representative a certificate of its Chief Executive Officer, dated the Closing Date and certifying that each of the conditions specified in subsections (a), (b), and (c), of Section 9.02 have been met.

(b) Secretary’s Certificate. The Buyer shall have delivered to the Sellers’ Representative and the Company a certificate of its Secretary, dated the Closing Date and certifying: (i) that correct and complete copies of the Buyer’s charter and by-laws are attached to the certificate; and (ii) that correct and complete copies of each resolution of the Board of Directors approving this Agreement and authorizing the execution of this Agreement and the consummation of the Contemplated Transactions are attached to the certificate.

(c) Good Standing Certificates. With respect to the Buyer, the Sellers and the Company shall have received a certificate of good standing, issued within fifteen (15) days prior to the Closing Date, by the Secretary of State (or comparable officer) of the jurisdiction of its formation and of each jurisdiction in which it is qualified to do business.

(d) Cash Purchase Price. The Buyer shall have delivered the Cash Purchase Price, in the aggregate, by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative and/or a paying agent designated by the Company or the Sellers’ Representative prior to the Closing Date.

(e) GAN Shares. The Buyer shall have delivered an irrevocable letter of instruction to its transfer agent, Continental Stock Transfer and Trust, instructing the transfer agent to issue the GAN Shares, free and clear of any Liens and other third party rights, excluding the Lock-up under Section 6.08 of the this Agreement, to each of the Sellers in book entry form, in the amounts set forth on Section 1.04 of the Disclosure Schedules.

(f) Nasdaq Listing. The Buyer shall have delivered evidence, reasonably satisfactory to Buyer, of the approval of the listing on Nasdaq of the GAN Shares.

Article 8

INDEMNIFICATION

Section 8.01 Indemnification by each Seller. After the Closing, each Seller, severally and not jointly, shall indemnify Buyer and its respective directors, officers, employees and agents (each a “Buyer Indemnitee”) from and against any and all claims, including third party claims (including, without limitation, any investigation, action or other proceeding), damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) (“Losses”) that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty by such Seller under Article 3 (a “Seller Warranty Breach”); or

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(b) any default by the Seller in the performance or observance of any of his, her or its covenants or agreements under this Agreement.

Section 8.02 Indemnification by the Company and the Sellers. Prior to the Closing the Company, and after the Closing the Sellers, severally and not jointly, shall defend, indemnify and hold harmless the Buyer Indemnitees from and against any and all Losses that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty by Company under Article 4 (a “Company Warranty Breach”); or

(b) any default by the Company in the performance or observance of any of its covenants or agreements under this Agreement.

Section 8.03 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless prior to Closing the Company, and after the Closing each Seller, and, in the case of such individuals, such Seller’s personal representative, heirs and beneficiaries (each a “Seller Indemnitee”) from and against any and all Losses that constitute, or arise out of or in connection with:

(a) any misrepresentation or breach of warranty under Article 5 (a “Buyer Warranty Breach”);

(b) any default by Buyer in the performance or observance of any of its covenants or agreements under this Agreement; or

(c) any Liability of the Company or any of its Subsidiaries to the extent arising from the operations of the Company or any such Subsidiary after the Closing Date.

Section 8.04 Third-Party Claims.

(a) Promptly after receipt by an Indemnitee of notice of the assertion of a claim against it by a Person that is not a Buyer Indemnitee or a Seller Indemnitee, or one of their respective Affiliates (each, a “Third Party”) for which the Indemnitee is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnitee shall give notice to the Indemnitor of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnitee’s failure to give such notice. Such notice by the Indemnitee shall: (i) describe the Third-Party Claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.

(b) If an Indemnitee gives notice to the Indemnitor pursuant to Section 8.04(a) of the assertion of a Third-Party Claim, the Indemnitor shall be entitled to participate in the defense of such Third-Party Claim at its sole cost and expense and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnitor. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Third-Party Claim, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnitee under this Article 8 for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

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(c) The Indemnitee shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. If the Indemnitor elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnitee in writing of its election to defend as provided in this Agreement, the Indemnitee may, subject to Section 8.04(d), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The parties hereto shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(d) In the event the Indemnitor assumes the defense of any Third-Party Claim, the Indemnitor shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of Law by the Indemnitee in such settlement; (ii) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnitor; and (iii) such settlement provides, in customary form, for the release of the Indemnitee from all liabilities and obligations in connection with such Third-Party Claim. If, however, the Indemnitor does not assume the defense of the Third-Party Claim, the Indemnitee shall not agree to any settlement thereof without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (x) there is no finding or admission of any violation of Law by the Indemnitor in such settlement; (y) the sole relief provided in such settlement is monetary damages; and (z) such settlement provides, in customary form, for the release of the Indemnitor from all liabilities and obligations in connection with such Third-Party Claim.

Section 8.05 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by a Buyer Indemnitee or a Seller Indemnitee on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”). If the Indemnitor does not respond within such 30-day period, the Indemnitee may pursue such remedies as are then available to the Indemnitee.

Section 8.06 Subrogation. If any Buyer Indemnitee is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Sellers will be subrogated to all rights and remedies of the Buyer Indemnitee against such third party, and the Buyer will, and will cause each of the other Buyer Indemnitees to, cooperate with and assist the Sellers in asserting all such rights and remedies against such third party.

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Section 8.07 Duration of Indemnification Obligations. Claims for indemnification under this Article 8 only may be asserted within the following time periods:

(a) claims for indemnification under Section 8.02(a) for a Company Warranty Breach (excluding any Company Warranty Breach of Fundamental Representations) may be asserted at any time on or prior to the twelve (12) month anniversary of the Closing Date; and

(b) claims for indemnification under Section 8.03(a) for a Buyer Warranty Breach (excluding any Buyer Warranty Breach of Fundamental Representations) may be asserted at any time on or prior to the twelve (12) month anniversary of the Closing Date; and

(c) all other claims (including any breach of Fundamental Representations and breach of covenants or claims resulting from Fraud) may be asserted at any time up to the lesser of the (i) applicable statute of limitations, and (ii) six (6) years.

For the avoidance of doubt, if a Claim is brought after the applicable survival period set forth in this Section 8.07, the Claim shall expire and be forever barred.

Section 8.08 Limitations on Indemnification.

(a) Threshold Amount. No Indemnitor shall have any indemnification obligations under Section 8.02(a), or Section 8.03(a) unless and until the claims asserted against the applicable Indemnitor exceed €3,000,000.00 in the aggregate (the “Threshold Amount”), after which such Indemnitor shall be liable for all indemnification claims properly asserted against it exceeding the Threshold Amount.

(b) Cap. The amount of an Indemnitor’s maximum aggregate indemnification obligations under this Article 8 shall be as follows:

(i) with respect to any indemnification obligations under Section 8.01(a), Section 8.02(a), or Section 8.03(a) (other than breach of Fundamental Representations), the maximum aggregate obligation under such sections shall be an amount equal to 10% of the Purchase Price, provided further that with respect to each Seller, on an individual basis, the maximum aggregate obligation under such sections shall be an amount equal to 10% of the Purchase Price actually received by such Seller;

(ii) with respect to all other indemnification obligations under Section 8.01, Section 8.02, or Section 8.03 the amount shall be 100% of the Purchase Price, provided further that with respect to each Seller, individually, the maximum aggregate amount that such Seller shall be liable for is equal to 100% of the Purchase Price actually received by such Seller;

(iii) For the avoidance of doubt, except the several liability of each Seller for his or her pro rata portion of a breach of representation, warranty or covenant of the Company under Section 8.02, no Seller shall be liable for any indemnification claims under this Article 8, for (A) a breach of a representation or warranty made by another Seller, including without limitation, such representations and warranties made by such other Seller with respect to the ownership of the Equity Interests, or (B) the Fraud of another Seller or other Person.

(c) Insurance. Any payment made by an Indemnitor to an Indemnitee under this Article 8 shall be net of any insurance proceeds realized by and paid to the Indemnitee in respect of the indemnification claim. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

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(d) No Duplication of Recovery. In no event shall any Buyer Indemnitee have any right to indemnification, or otherwise, from any Seller under this Article 8 to the extent any of the facts or circumstances relating to such claim for indemnification have been finally resolved pursuant to Article 2 above (whether as a result of the agreement of the parties, the failure of a party to timely notify the other of a dispute, or resolution of the Accounting Experts). Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) No Consequential Damages. Except in the event of case of (a) Fraud or (b) breach of Section 6.16, no Indemnitor shall be liable to any Indemnitee for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Gaming Licenses, Permits and Activities in Unregulated Markets and Retroactive Application of Gaming Licenses. The Buyer is aware of the inherent risk of the gaming business for a variety of reasons, including the changing regulatory environment. Accordingly, notwithstanding anything to the contrary contained herein, the Company and each of the Sellers shall not be liable to the Buyer, including any Buyer Indemnitee, for any Losses, applied on a retroactive basis, arising out of any Gaming Authorities and/or any other Governmental Authorities assertion (i) that any Group Company’s Gaming Licenses and/or Permits were not in compliance with the Law and/or the activities of Company and/or any Subsidiary were not conducted in accordance with the Gaming Licenses and/or Permits; or (ii) that any Group Company’s activities in any jurisdiction where a Group Company currently operates without a Gaming License or any relevant Permit, were not in compliance with the Law, by reason on the failure to have a Gaming License or Permit or by retroactive application of the Laws to the Group Company’s operations.

(g) COVID-19 and Pandemics. The Buyer is aware of the impact that COVID-19 has had on the sports and sports betting industry and the potential impact that a further outbreak or response to COVID-19 or another global pandemic could have on the sports betting industry. Accordingly, Notwithstanding anything to the contrary contained herein, the Company and each of the Sellers shall not be liable to the Buyer, including any Buyer Indemnitee, for any Loss arising out of and/or related to any disruption to any Group Company’s operations or results of operations as a result of the COVID-19 pandemic or similar pandemic.

Section 8.09 Seller Liability and Entitlements to Indemnities. Notwithstanding anything herein to the contrary, in no event shall any Seller be liable in excess of such Seller’s pro rata portion (based on such Seller’s Pro Rata Allocation) (meaning that, for example, if a Seller receives 1% of the Purchase Price received by all Sellers, then such Seller’s liability will be maximum of 1% of any such claim) of (i) any claim for indemnification under Section 8.01 or Section 8.02, subject in all cases to the other limitations of this Article 8, or (ii) the Purchase Price actually received by such Seller under this Agreement. In case indemnification is payable from the Buyer to the Sellers, the Buyer shall make such payment to an account specified by the Sellers’ Representative, or its designated paying agent, and any such amount shall be distributed among the Sellers based on each Seller’s Pro Rata Allocation.

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Section 8.10 Exclusive Remedy. Except for: (a) rights on termination of this Agreement under Section 9.04 and Section 9.05 (b) for any equitable remedies which the parties may pursue, including without limitation pursuant to Section 10.14 and (c) for enforcement actions of any kind or nature regarding the terms and provisions of this Article 8, the indemnification under this Article 8 shall be the parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

Section 8.11 Fraud Claims. Nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnitee to bring any claim, demand, suit or cause of action otherwise available to such Indemnitee based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 8.08, Section 8.09, or Section 8.10 apply with respect to, an allegation or allegations of Fraud.

Section 8.12 Release of Claims. Effective as of the Closing, each of the Sellers and, if applicable, their Affiliates (each, a “Releasing Seller Party”) hereby release and absolutely forever discharge each of the Company and its directors, officers and employees (each, a “Released Company Party”) from and against all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Releasing Seller Party now has, or at any time previously had, or shall or may have in the future, as a stockholder, officer, director, contractor, consultant or employee of the Companies or otherwise, arising by virtue of or in any matter related to any actions or inactions with respect to the Company, its Affiliates or their affairs on or before the Closing Date (collectively, “Released Company Matters”). It is the intention of the Releasing Seller Parties that the foregoing release shall be effective as a full and final accord and satisfaction and general release of and from all Released Company Matters and the final resolution by the Releasing Seller Parties and the Released Company Parties of all Released Company Matters; provided, however, it is not the intention of the Parties that the foregoing release would be a satisfaction and general release regarding contracts between such Releasing Seller Party and the Released Company Party with respect to any agreements between such parties to the extent such agreements are intended to be in effect post-Closing, such as employment agreements or option agreements that have not terminated as of the Closing Date.

Article 9

CONDITIONS TO CLOSING; TERMINATION; TERMINATION FEE

Section 9.01 Buyer’s Closing Conditions. The obligation of the Buyer to perform under this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by the Buyer (in writing) in its sole discretion:

(a) Each of Sellers’ and the Company’s representations and warranties contained in Article 3 and Article 4 shall be true and correct in all material respects, other than the representations and warranties contained in Article 4 to the extent qualified by materiality, which shall be true and correct in all respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) The Company and each Seller respectively shall have delivered the deliverables as set forth in Section 7.02 above, and duly performed and complied in all material respects with all other covenants and obligations that the Company or the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing.

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(c) Since the Execution Date, there shall not have been commenced or threatened any action by any Person or Government Authority involving any challenge to or that may have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on, or otherwise materially interference with any of the Contemplated Transactions.

(d) The Buyer and its Affiliates shall have obtained the Gaming Licenses that the Buyer and its Affiliates are required to obtain under applicable Laws such that the Buyer can continue operating the business of each Group Company in substantially the same manner on the Closing Date as it was operated immediately prior to the Execution Date.

(e) Holders of not less than seventy-five percent (75%) of the Issued Shares shall have accepted the Offer by December 31, 2020, which date may be extended by the Buyer in its sole discretion.

Section 9.02 Sellers’ Closing Conditions. The obligation of Sellers to perform under this Agreement is subject to the satisfaction at or prior to the Closing Date of the following condition unless waived by the Sellers’ Representative (in writing) in its sole discretion:

(a) Each of the Buyer’s representations and warranties contained in Article 5 shall be true and correct in all material respects, other than the Buyer’s representations and warranties contained in Article 5 to the extent qualified by materiality, which shall be true and correct in all respects, in each case, on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) The Buyer shall have delivered the deliverables as set forth in Section 7.03 above, and duly performed and complied in all material respects with all other covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing.

(c) Since the Execution Date, there shall not have been commenced or threatened any action by any Person or Government Authority involving any challenge to or that may have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on, or otherwise materially interference with any of the Contemplated Transactions.

Section 9.03 Termination. This Agreement may be terminated and the transactions described herein abandoned prior to the Closing as follows:

(a) by the mutual written agreement of the Company and the Buyer;

(b) by Buyer by written notice to Company and Sellers’ Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Company or Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.01 and such breach, inaccuracy or failure has not been (A) waived in writing by Buyer, or (B) cured by the Company or Sellers within thirty (30) days after notice of such breach is delivered by Buyer to Company and the Sellers’ Representative; or

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(ii) any of the conditions set forth in Section 9.01 shall not have been fulfilled by March 15, 2021 (the “End Date”), unless such failure or apparent failure shall be due primarily to, or primarily resulting from, the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the End Date;

(c) by Company by written notice to Buyer if:

(i) the Company and the Sellers are not then in material breach of any provision of this Agreement applicable to such Person, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9.02 and such breach, inaccuracy or failure has not been (A) waived in writing by the Company and Sellers’ Representative, on behalf of the Sellers, or (ii) cured by Buyer within thirty (30) days after notice of such breach is delivered by the Company to Buyer; or

(ii) any of the conditions set forth in Section 9.02 shall not have been fulfilled by the End Date, unless such failure shall be due primarily to, or resulting from, the failure of the Company or Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the End Date; provided, further, that (x) if the Closing shall not have occurred by the End Date solely due to the failure to obtain the Gaming Licenses that the Buyer and its Affiliates are required to obtain under applicable Laws due to the delays of the Gaming Authority or other Governmental Authority, the Buyer shall have the right by providing written notice to the Company to extend the End Date for a period of one (1) month.

Section 9.04 Rights and Obligations upon Termination. If this Agreement is terminated as provided in Section 9.02(b)Section 9.03(b) or Section 9.03(c), written notice of termination shall be given by the terminating party to the non-terminating party in accordance with Section 10.08, which notice shall specify the provision under which the termination is made, and this Agreement shall immediately become null and void and have no further force or effect (other than Section 6.16, this Article 9, and Article 10, all of which shall survive termination of this Agreement indefinitely), and except as provided in Section 9.05 there shall be no liability on the part of any Seller, the Company or the Buyer, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise or at law or in equity); provided that the payment of the Termination Fee shall not relieve a party from any liability or damage resulting from a willful misconduct or Fraud.

Section 9.05 Termination Fee.

(a) If this Agreement is terminated by the Buyer under Section 9.03(b) based on (i) the failure of holders owning at least 75% of the Issued Shares to sign this Agreement or a joinder or similar documentation to this Agreement, or (ii) the failure of the Company to initiate and send, if necessary, the Drag-along Notice, the Company shall pay to the Buyer the Termination Fee no later than five (5) Business Days after the Buyer’s delivery to the Company of the notice of termination.

(b) If this Agreement is terminated by the Company under Section 9.03(c) based on the Buyer failing to complete the Equity Financing with sufficient funds before the End Date to pay the amounts required to be paid to or on behalf of the Sellers and such other Persons in connection with the Contemplated Transactions, the Buyer shall pay to the Company the Termination Fee no later than five (5) Business Days after the Company’s delivery to the Buyer of the notice of termination.

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(c) If the Termination Fee is payable to the Company or the Buyer, then the Termination Fee shall be the sole and exclusive remedy for damages arising from termination, and each of the Company, the Buyer and the Sellers waive any other right to monetary damages of any kind in connection with the termination of this Agreement, including without limitation, consequential, indirect or punitive damages, other than the Termination Fee.

Article 10

MISCELLANEOUS

Section 10.01 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases “the Execution Date,” “the Execution Date,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. Any reference in this Agreement to monetary amounts or “€” shall be in United States dollars. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Section 10.02 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person: (a) any manager, director, officer, employee, shareholder, member, partner or principal of that Person; (b) any other Person of which that Person is a manager, director, officer, employee, shareholder, member partner or principal; (c) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (d) with respect to any Person described above who is a natural person, any spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person, and the term “control” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Benefit Plan” means each stock option, stock appreciation right, phantom stock, stock purchase, change-in-control, bonus, long- or short-term incentive, or deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, agreements, policies, programs, and arrangements, in effect and that covers any employees of the Company or the beneficiaries or dependents of any such Persons and any current employment or executive compensation or severance agreements, written or otherwise, that are maintained, sponsored, or contributed to by the Company, or under which the Company has or could have any present or future Liabilities.

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“Business Day” means any day on which national banks are open for business in the city of New York, New York.

“Contemplated Transactions” means the transactions contemplated by this Agreement including Offer, the exchange of shares, and the Equity Financing.

“Contract” means any loan agreement, indenture, letter of credit (including related reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, power of attorney, invoice, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property could be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the forgoing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Escrow Fund” means the fund established by the Sellers’ Representative and the Sellers to address the payment of various expenses of the Sellers.

“Fraud” means, with respect to any party, actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 3, Article 4 or Article 5, as applicable, provided, that (a) such actual and intentional fraud of the applicable Seller shall only be deemed to exist if such Seller has actual knowledge) as opposed to imputed or constructive knowledge) that any of the representations and warranties made by such Seller in Article 3, as qualified by the Disclosure Schedules, was actually breached when made and such breach was made with the intent to mislead the Buyer; (b) such actual and intentional fraud of the Company shall only be deemed to exist if any of Management Employees had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by the Sellers in Article 4, as qualified by the Disclosure Schedules, was actually breached when made and such breach was made with the intent to mislead the Buyer, and (c) such actual and intentional fraud of the Buyer shall only be deemed to exist if Dermot S. Smurfit, Karen Flores, Simon Knock or Todd McTavish had actual knowledge (as opposed to imputed or constructive knowledge) that any of the representations and warranties made by the Buyer in Article 5 was actually breached when made and such breach was made with the intent to mislead the Sellers.

“Fundamental Representations” means (a) with respect to each Seller, the representations and warranties set forth in Section 3.01 (Organization and Good Standing), Section 3.02 (Authorization), and Section 3.05 (Title to Shares), (b) with respect to the Company, the representations and warranties set forth in Section 4.01 (Organization and Corporate Power), Section 4.02 (Subsidiaries), Section 4.03 (Authorization), Section 4.06 (Capitalization), Section 4.12 (Tax Matters), and Section 4.25 (Brokers; Certain Expenses) and (c) with respect to the Buyer the representations and warranties in Section 5.01 (Organization), Section 5.02 (Authorization), and Section 5.08 (Brokers).

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“Gaming Authority” means any agency, authority, board, bureau, commission department, office or instrumentality of any nature whatsoever, whether now or hereafter existing, or any officer or official thereof and any other agency or Governmental Authority with the authority to regulate gambling, gaming, sports wagering, or gaming activities, terrestrial or online, in any jurisdiction worldwide.

“Gaming License” means any license, permit, qualification, franchise, accreditation, approval registration, permit, finding of suitability or other authorization from any Gaming Authority related to gambling, gaming, online gambling or gaming, sports wagering, the gaming business or the operation of a casino, or otherwise necessary for the operation of gambling, gaming, online gambling or gaming, sports wagering, the gaming business or a resort or online casino.

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

“Group Company” means the Company and the Subsidiaries.

“Indebtedness” means, without duplication, Liabilities (including Liabilities for principal, accrued interest, pre-payment and other penalties, fees and premiums) (a) for borrowed money or with respect to deposits or advances of any kind, (b) evidenced by bonds, debentures, notes or similar instruments under which the relevant Person is the lender, borrower, or obligor, (c) upon which interest charges are customarily paid under which the relevant Person is the lender, borrower, or obligor, (d) under conditional sale or other title retention agreements under which the relevant Person is the lender, borrower, or obligor, (e) issued or assumed as the deferred purchase price of property or services under which the relevant Person is the lender, borrower, or obligor, (f) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any guaranty, Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (g) under leases required to be accounted for as capital leases under IFRS. For the purposes of this Agreement, “Indebtedness” does not include any Liabilities included in the calculation of the Closing Working Capital hereunder, any obligations for any office leases, or any indebtedness incurred by, on behalf of, or at the direction of, Buyer or any of its Affiliates in connection with the Contemplated Transactions.

“Indemnified Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) imposed on or with respect to Seller, including, without limitation, all Taxes of Seller arising out of the payments to Seller under this Agreement, (b) all Taxes (or the non-payment thereof) imposed on or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (as determined, with respect to any Straddle Period, in accordance with the provisions of Section 6.15(b)), (c) all Taxes of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (d) all Taxes imposed upon the Company or any of its Subsidiaries as a transferee or successor, or by Contract, Law or otherwise which Taxes relate to an event or transaction occurring before the Closing, (e) the cost of preparing, filing, amending and defending any Tax Return for a Pre-Closing Tax Period or Straddle Period, and (f) any Tax imposed on the Company or any of its Subsidiaries as a result of an election made by the Company or any of its Subsidiaries on or before the Closing Date under Section 108(i) of the Code.

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“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnitee” means any Person entitled to indemnification under this Agreement, including a Buyer Indemnified Party or a Seller Indemnified Party.

“Intellectual Property” means, collectively, whether protected, created or arising under any applicable Law, all industrial and intellectual property rights arising anywhere in the world, including patents, utility models, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records, and together with the goodwill associated with any of the foregoing.

“Knowledge of the Buyer” with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of Dermot S. Smurfit, Karen Flores, Todd McTavish, and Simon Knock.

“Knowledge of the Company” with respect to any fact or matter means the actual knowledge, after due inquiry and reasonable investigation, of Jan Arthur Svendsen, Anders Karlsen, Yannick Svendsen, Jan Roos, and Evelin Simer.

“Law” means any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, Taxes, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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“Management Employees” means Jan Arthur Svendsen, Glenn Anders Karlsen, Yannick Svendsen, Jan Roos, and Evelin Simer.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Sellers to consummate the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic, financial or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) conditions resulting from acts of terrorism, acts of war, an epidemic or pandemic (including COVID-19) or any worsening of any such epidemic or pandemic (including COVID-19), political instability or other national or international crisis or emergency; (iv) any action required or permitted by this Agreement; (v) any adverse effect to the extent attributable to the Contemplated Transactions or permitted hereby including, without limitation, the announcement or pendency of the Contemplated Transactions, or to any actions taken by Buyer following the execution and delivery of this Agreement; (vi) any effect resulting from changes after the Execution Date in applicable Law, regulations or rules or accountancy principles, including IFRS; and (vii) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement or the taking of any action approved or consented to by Buyer.

“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law, (c) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations, (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (f) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, (g) pledges or deposits to secure the obligations under a revolving credit facility and other Indebtedness, (h) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title, (i) all Liens created by this Agreement, the Company’s articles of association and applicable Law, and (j) any other Liens which do not materially interfere with the Company’s or any of its Subsidiary’s use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

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“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers’ Advisory Group” shall mean those Sellers that have been appointed by a majority vote of the outstanding shares of the Sellers.

“Sellers’ Representative Escrow Account” means the escrow fund established by the Sellers’ Representative Escrow Amount.

“Sellers’ Representative Escrow Agreement” means the Escrow Agreement between the Sellers’ Representative and the Sellers’ Advisory Group.

“Sellers’ Representative Escrow Amount” means the sum of €1,000,000 or such other amount provided by the Company to the Buyer at least two (2) days prior to the Closing.

“StayCool” means StayCool OÜ, registry code 12814989, which is a Subsidiary of the Company.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than fifty percent (50%) of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

“Tax Return” means any return, report, form, statement or claim for refund (including elections, declarations, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes, including any amendment thereof.

“Taxes” means any and all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, escheat, abandoned or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract, pursuant to Law, or otherwise.

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“Termination Fee” means an amount equal to €2.0 million.

“Transfer Taxes” means any and all sales, use, value added, goods and services, transfer, documentary, stamp, registration, titling, filing, recording and similar taxes, fees and charges, together with any interest, penalties, or additions to tax with respect thereto, in each case resulting from the Contemplated Transactions.

Section 10.03 Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to its subject matter, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law. In the event of any inconsistency between the statements in the body of this Agreement and the related exhibits and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement shall control.

Section 10.04 Amendment. No amendment, modification or supplement to this Agreement is effective unless it is in writing and signed by each party. After the Closing this Agreement may be amended, modified or supplemented in writing signed by the Buyer, the Company and the Sellers’ Representative.

Section 10.05 Waiver. No waiver under this Agreement is effective unless it is in writing and signed by the party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion. No failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement or any act, omission or course of dealing between the parties shall constitute a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement.

Section 10.06 Assignment. No party may assign this Agreement or otherwise convey any rights or obligations under this Agreement without the prior written consent of the other parties, except that the Buyer may assign this Agreement to its successor in connection with a merger, consolidation, sale of stock, sale of substantially all of its assets. The rights and duties of the parties hereto will bind and inure to the benefit of their respective permitted successors and permitted assigns, as the case may be. Any attempted assignment in violation of the provisions of this Section 10.06 will be null and void.

Section 10.07 Expenses. Except as otherwise specifically provided in this Agreement, (a) Buyer shall pay all of its fees, costs and expenses (including fees and disbursements of counsel, financial advisors and consultants and accountants) incurred in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder and (b) Sellers shall pay all of their individual, and all of the fees, costs and expenses of the Company or any of its Subsidiaries (including fees and disbursements of counsel, financial advisors and consultants and accountants) incurred in connection with the negotiation and execution of this Agreement and the performance of his and their obligations hereunder.

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Section 10.08 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and addressed to the party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all notices or communications by email, personal delivery, or nationally recognized overnight courier (each with confirmation of receipt). Notice shall be deemed effective upon receipt, provided that if Notice is sent by email after 5:00 p.m. or on any day that is not a Business Day for the recipient, the Notice shall be deemed effective the next Business Day:

If to the Buyer, to:

GAN Limited

400 Spectrum Centre Drive, Suite 1900

Irvine, CA 92618

Email: dsmurfit@gan.com

Attention: Dermot Smurfit

with a copy (which will not constitute notice to Buyer) to:

Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, California 92130

Email: jmercer@sheppardmullin.com

Attention: James A. Mercer III, Esq.

If to the Company, to:

Vincent Group p.l.c

Fort Business Centre

Triq L-Intornjatur, Zone 1

Central Business District

Birkirkara CBD1050

Attention: Chief Executive Officer, Glenn Anders Karlsen
Email: anders@coolbet.com

with a copy (which will not constitute notice to the Company) to:

Hedman Partners

Rotermanni 8,

10111 Tallin

Estonia

Email: valter.vohma@hedman.ee

Attention: Valter Vohma, Esq.

If to the Sellers, c/o the Sellers’ Representative, to:

Lars Carl Fabian Qvist

Doktor Holms Vei 37, 0787

Oslo, Norway

Email: fabian@kleingroup.no

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with a copy (which will not constitute notice to the Sellers’ Representative) to:

Hedman Partners

Rotermanni 8,

10111 Tallin

Estonia

Email: valter.vohma@hedman.ee

Attention: Valter Vohma, Esq.

Section 10.09 Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 10.10 Venue. Any legal action or proceeding arising out of or with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by any party to this Agreement or its successors or assigns shall be brought and determined exclusively in the state courts sitting in the Borough of Manhattan, State of New York, USA, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York or another court sitting in the state of New York. Each of the parties to this Agreement, including each Seller, hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts.

Section 10.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Attorneys’ Fees. In the event that any party institutes any legal suit, action or proceeding against any other party arising out of this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

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Section 10.13 Sellers’ Representative.

(a) Each Seller hereby irrevocably constitutes and appoints Lars Carl Fabian Qvist, as his, her or its lawful attorney-in-fact and exclusive agent, as the original Sellers’ Representative under this Agreement, with the exclusive authority to act as such hereunder as further provided in this Section 10.13. Lars Carl Fabian Qvist has the right to resign and appoint a new individual or entity to serve as the Sellers’ Representative within twenty (20) days after the Execution Date without the consent of any Person, and such designee shall have full rights to serve as the Sellers’ Representative as provided herein.

(b) Until the delivery of written notice of appointment of a successor Sellers’ Representative reasonably acceptable to the Buyer under this Section 10.13, the Sellers’ Representative shall serve as exclusive agent and attorney-in-fact for each Seller, for and on behalf of each Seller, with full power and authority to represent, in its sole discretion, each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns with respect to all matters arising under this Agreement and except as otherwise provided in this Agreement, all actions taken by the Sellers’ Representative under this Agreement will be binding upon each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Sellers’ Representative has full power and authority, on behalf of each Seller and such Seller’s heirs, executors, personal representatives, beneficiaries, successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any claim under this Agreement, to negotiate and compromise any dispute that may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to agree to and sign any amendments, waivers, or other documents in connection with the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to:

(i) review, consider, challenge and resolve the Closing Statement, the Adjusted Purchase Price, and all the components (and the calculation) thereof;

(ii) withhold and maintain the Sellers’ Representative Escrow Account;

(iii) pay, from the Sellers’ Representative Escrow Account, all costs, fees, expenses and Taxes (including legal and accounting fees and expenses) as from time-to-time it shall incur in connection with the performance of its duties as the Sellers’ Representative hereunder

(iv) pay from the Sellers’ Representative Escrow Account any amount required to be paid by the Sellers under Section 2.05(b)(iii);

(v) assert, settle, litigate and otherwise resolve any and all claims for indemnification under Section 8.05;

(vi) review, consider, challenge, dispute, compromise, settle, litigate, defend and otherwise resolve all indemnification claims under Section 8.02 and Section 8.03, including any Third-Party Claims arising in connection therewith;

(vii) waive any conditions precedent, in whole or in part, under this Agreement;

(viii) terminate this Agreement as contemplated by Article 9;

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(ix) consent to an assignment of this Agreement pursuant to Section 10.06;

(x) consent to the amendment or modification of this Agreement; an

(xi) consent to any public announcement of this Agreement pursuant to Section 6.13.

For the avoidance of doubt, the Sellers’ Representative Escrow Account shall not serve as an escrow account for potential indemnification claims made by a Buyer Indemnitee.

(c) In addition to the foregoing rights, the Sellers’ Representative shall also have the right to enforce against each Seller formerly holding Options, the provisions of Section 5 of the Stock Option Award Agreements to which such Seller was a party to immediately prior to the Closing, regardless of any termination of such Stock Option Award Agreements on the Closing Date, and each such Seller hereby agrees to abide by such provisions as calculated by the Sellers’ Representative, which such calculations shall be deemed final and binding on such Seller, absent manifest error.

(d) Certain Sellers have entered into an engagement agreement (the “Sellers’ Representative Engagement Agreement”) with the Sellers’ Representative to provide direction to the Sellers’ Representative in connection with its services under this Agreement and the Sellers’ Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Sellers’ Representative Advisory Group”). A Seller will be deemed a party or a signatory to any contract, document, instrument or certificate for which the Sellers’ Representative signs on behalf of such Seller. All decisions, actions and instructions by the Sellers’ Representative, including the defense or settlement of any claims for which the Sellers may be required to indemnify a Buyer Indemnitee pursuant to Article 8, will be conclusive and binding on each Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and no Seller has the right to object, dissent, protest or otherwise contest the same. Each Seller shall defend and indemnify and hold harmless the Sellers’ Representative Group from and against any losses, claims, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), damages, judgments, amounts paid in settlement, fines or liabilities (collectively, the “Sellers’ Representative Expenses”) that they may suffer or sustain arising out of or in connection with the acceptance or administration of its duties hereunder or under the Sellers’ Representative Engagement Agreement . Such Sellers’ Representative Expenses may be recovered first, from the Sellers’ Representative Escrow Account, and second, directly from the Sellers. The Sellers acknowledge that the Sellers’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the Contemplated Transactions hereby. Furthermore, the Sellers’ Representative shall not be required to take any action unless the Sellers’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Sellers’ Representative against the costs, expenses and liabilities which may be incurred by the Sellers’ Representative in performing such actions.

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(e) Except as otherwise provided in this Agreement, the Buyer has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by the Buyer pursuant to Article 8, or any other actions required or permitted to be taken by the Sellers’ Representative hereunder, and no Seller will have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers’ Representative. The Sellers’ Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party. Any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 10.13 is effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller. The powers, immunities and rights to indemnification granted to the Sellers’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the liquidation, bankruptcy, incompetence, death or incapacity of any Seller and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Sellers’ Representative Escrow Account. The provisions of this Section 10.13 are binding upon the heirs, executors, personal representatives, beneficiaries, successors and assigns of each Seller, and any references in this Agreement to a Seller means and includes the successors to such Seller’s rights hereunder, whether pursuant to any agreement or declaration of trust, testamentary disposition, the laws of descent and distribution or otherwise.

(f) If the Sellers’ Representative dies or becomes incapacitated or otherwise becomes unable to perform the responsibilities hereunder or resigns from such position, the Sellers shall, by written consent of a majority of the Sellers (based on their respective Pro Rata Allocations), appoint a substitute representative to fill such vacancy. Any substitute representative shall be deemed to be the Sellers’ Representative for all purposes of this Agreement. Upon the selection of such substitute representative, the substituted representative shall promptly notify the Buyer in writing of his, her or its appointment pursuant to this Section 10.13(e), which written notice shall be accompanied by a copy of the written consent effectuating such appointment. Notwithstanding anything to the contrary in this Section 10.13(e), Buyer shall have no liability to the Sellers for relying conclusively on the instructions and decisions of the then-effective Sellers’ Representative during any delay between the appointment of a new Sellers’ Representative and the delivery of such notification. The immunities and rights to indemnification shall survive the resignation or removal of the Sellers’ Representative or any member of the Sellers’ Representative Advisory Group and the Closing and/or any termination of this Agreement.

(g) The Sellers’ Representative shall have no duties (including any fiduciary duties) or obligations to the Sellers hereunder, except as expressly set forth in this Agreement and in the Sellers’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Sellers’ Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedules. The decisions and actions of the Sellers’ Representative relating to this Agreement shall be final and binding on the Sellers. Neither the Sellers’ Representative nor its and its agents, members, managers, directors, officers, contractors, employees nor any member of the Advisory Group and other representatives (collectively, the “Sellers’ Representative Group”) shall have any liability in respect of any action, claim or proceeding brought against such Persons by any Seller, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Person was grossly negligent or acted in bad faith.

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(h) Upon the Closing as provided in Section 1.03(a)(iii) the Buyer shall wire from the Purchase Price otherwise payable to the Sellers, and on behalf of such Sellers, to the Sellers’ Representative the Sellers’ Representative Escrow Amount which shall be held by the Sellers’ Representative as agent and for the benefit of the Sellers in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Sellers’ Representative for any Sellers’ Representative Expenses incurred pursuant to this Agreement or the Sellers’ Representative engagement agreement, or (ii) as otherwise determined by the Sellers’ Representative Advisory Group. The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Sellers’ Representative Escrow Account other than as a result of its gross negligence or willful misconduct. The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Sellers’ Representative Escrow Account, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Sellers’ Representative that the Sellers’ Representative Escrow Account is no longer required to be withheld, the Sellers’ Representative shall distribute the remaining Sellers’ Representative Escrow Account, if any, to each Seller in accordance with such Seller’s Pro Rata Allocation.

Section 10.14 Specific Performance. Except for the provisions of Section 9.05 which are intended to be the sole remedy for termination of this Agreement as set forth therein, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

Section 10.15 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that:

(i) The law firms of Hedman Partners (“Hedman”) and Morgan Lewis Bockius LLP (“Morgan Lewis”) have acted as counsel to the Company prior to the Closing. Buyer agrees, and shall cause its Affiliates (including the Company after Closing) to agree, that, following consummation of the Contemplated Transactions, such representation and any prior representation of the Company by Hedman or Morgan Lewis shall not preclude Hedman or Morgan Lewis from serving as counsel to the Sellers in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Contemplated Transactions.

(ii) Buyer shall not, and shall cause its Affiliates (including the Company after Closing) not to, seek or have Hedman or Morgan Lewis disqualified from any such representation based upon the prior representation of the Company by Hedman or Morgan Lewis. Each of the parties hereto hereby consents to any such representation and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties hereto have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent, and waiver contained in this Section 10.15 shall not be deemed exclusive of any other rights to which Hedman or Morgan Lewis is entitled whether pursuant to law, contract, or otherwise.

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(iii) All communications between the Company, on the one hand, and Hedman or Morgan Lewis, on the other hand, relating to the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the Contemplated Transactions (the “Company’s Law Firm Privileged Communications”) shall be deemed to be attorney-client privileged, and the expectation of client confidence relating thereto shall belong solely to the Sellers and shall not pass or be claimed by Buyer or the Company after the Closing. Accordingly, Buyer and the Company shall not have access to any Company’s Law Firm Privileged Communications or to the files of Hedman or Morgan Lewis relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Sellers shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (b) to the extent that files of Hedman or Morgan Lewis in respect of such engagement constitute property of the client, only the Sellers shall hold such property rights after Closing, and (c) neither Hedman or Morgan Lewis shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or, after the Closing, the Company by reason of any attorney-client relationship between Hedman or Morgan Lewis and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including the Company after Closing), on the one hand, and a third party other than any Seller, on the other hand, Buyer and its Affiliates (including the Company after Closing) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of Buyer or any of its Affiliates (including the Company after Closing) may waive such privilege without the prior written consent of the Seller Representative, on behalf of the Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that Buyer or any of its Affiliates (including the Company after Closing) is legally required to access or obtain a copy of all or a portion of the Company’s Law Firm Privileged Communications, to the extent permitted by applicable Law and advisable in the opinion of Buyer’s counsel, then Buyer shall immediately notify the Seller in writing so that the Seller can seek a protective order.

(iv) Except as may have been expressly and specifically agreed to in writing by a Seller, on the one hand, and either Morgan Lewis Bockius, LLP or Hedman Partners, on the other hand, each of Morgan Lewis Bockius LLP and Hedman Partners has not and is not representing, and shall be deemed to have represented any Seller in connection with the Contemplated Transactions.

(b) This Section 10.15 is intended for the benefit of, and shall be enforceable by, Hedman and Morgan Lewis, as applicable, and shall be irrevocably, and no term of this Section 10.15 may be amended, waiver, or modified, without the prior written consent of Hedman and Morgan Lewis, as applicable.

Section 10.16 Third Party Beneficiaries. Except as set forth in the provisions of Article 8, Section 10.13, and Section 10.15 of this Agreement, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, no creditor of the Company will have any rights under this Agreement or any of the other agreements contemplated hereby.

Section 10.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement. This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed, all at or on the date and year first above written.

BUYER:

GAN LIMITED

By:	/s/ Dermot S. Smurfit
Dermot S. Smurfit
Chief Executive Officer

COMPANY:

VINCENT GROUP P.L.C.

By:	/s/ Jan Arthur Svendsen
Jan Arthur Svendsen, Chairman of the Board

SELLERS’ REPRESENTATIVE:

/s/ Lars Carl Fabian Qvist
Lars Carl Fabian Qvist

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

SELLER:

[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]